UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Black Knight, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLACK KNIGHT®

BLACK KNIGHT, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FLORIDA 32204

April 28, 2021

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Black Knight, Inc. In recognition of the ongoing COVID-19 pandemic, the meeting will be held virtually on June 16, 2021 at 11:00 a.m., Eastern Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

- Who can vote; and
- The different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the virtual annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

In 2020, our country and the world found itself in the beginning of what continues to be a significant battle against COVID-19. Our priority has been the health and safety of our employees and their families, our clients, and our communities. Today, I hope our shareholders and other stakeholders, our Black Knight family, are all safe and well. During what has been a year of much uncertainty, I am very proud of the work the Black Knight team has accomplished.

Black Knight has a long history of delivering strong operating results and investment returns to our shareholders. Our successful operating model is reinforced by our approach to Environmental, Social and Governance (*ESG*) factors across our company. In 2020, we continued to enhance our ESG efforts and have shared these initiatives in detail in the Corporate Responsibility section of this Proxy Statement.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Anthony

Anthony M. Jabbour
Chief Executive Officer

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Black Knight, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Shareholders of Black Knight, Inc. will be held via live webcast on June 16, 2021 at 11:00 a.m., Eastern Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/BKI2021 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m. Eastern Time. Please note that there will not be a physical location for the 2021 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to ask questions. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of COVID-19. The meeting is being held in order to:

1.  Elect seven directors to serve until the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.  Approve a non-binding advisory resolution on the compensation paid to our named executive officers; and

3.  Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set April 19, 2021 as the record date for the meeting. This means that owners of Black Knight, Inc. common stock at the close of business on that date are entitled to:

•    Receive notice of the meeting; and

•     Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting. Even if you plan to attend the annual meeting virtually, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 4 of the proxy statement.

Sincerely,

Colleen E. Haley

Corporate Secretary

Jacksonville, FL
April 28, 2021

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i	Black Knight, Inc.

1	General Information About the Company

4	General Information About the Virtual Annual Meeting

8	Corporate Governance and Related Matters

24	Certain Information About Our Directors

33	Certain Information About Our Executive Officers

35	Compensation Discussion and Analysis and Executive and Director Compensation

58	Executive Compensation

82	Security Ownership of Certain Beneficial Owners

84	Certain Relationships and Related Transactions

87	Shareholder Proposals

87	Other Matters

88	Available Information

89	Appendix A

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PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Black Knight, Inc. for use at the Annual Meeting of Shareholders to be held on June 16, 2021 at 11:00 a.m., Eastern Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/BKI2021.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 28, 2021 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION
ABOUT THE COMPANY

We are an award-winning software, data and analytics company that drives innovation in the mortgage lending and servicing and real estate industries, as well as the capital and secondary markets. Businesses leverage our robust, integrated solutions across the entire homeownership life cycle to help retain existing clients, gain new clients, mitigate risk and operate more effectively. Our clients rely on our proven, comprehensive, scalable products and our unwavering commitment to delivering exceptional client support to achieve their strategic goals and better serve their customers.

We have market-leading vertical software solutions combined with comprehensive real estate data and extensive analytic capabilities. Our solutions are utilized by U.S. mortgage originators and servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

We believe the breadth and depth of our comprehensive end-to-end, integrated solutions and the insight we provide to our clients differentiate us from other software providers and position us particularly well for emerging opportunities. We have served the mortgage and real estate industries for over 55 years and utilize this experience to design and develop solutions that fit our clients’ ever-evolving needs. Our proprietary software solutions and data and analytics capabilities are designed to reduce manual processes, support compliance and quality, mitigate risk and deliver significant cost savings to our clients. Our scale allows us to

1	Black Knight, Inc.

continually and cost-effectively invest in our business in order to meet industry requirements and maintain our position as a provider of industry-standard platforms for mortgage market participants.

Except as otherwise indicated or unless the context otherwise requires, all references to Black Knight, the Company, we, us or our (1) prior to the Spin-Off (as described below), are to Black Knight Financial Services, Inc., or BKFS, and its subsidiaries, and (2) after the Spin-Off are to Black Knight, Inc. and our subsidiaries. We sometimes refer to Black Knight Financial Services, LLC and BKFS as our predecessors.

Our History

Our business generally represents a reorganization of the former Technology, Data and Analytics segment of Lender Processing Services, Inc., or LPS, a former provider of integrated technology, data and services to the mortgage industry in the United States. LPS, a business that was struggling with legal, regulatory and reputational issues, was acquired by Fidelity National Financial, Inc., or FNF, in January 2014. The transaction was led by our Chairman, William P. Foley, II. Mr. Foley unlocked the value of our software, data and analytics businesses by separating Black Knight’s businesses from LPS’ transaction services businesses that are now part of ServiceLink, a majority-owned subsidiary of FNF. Mr. Foley, together with a leadership team handpicked by himself and our board, executed on his strategic vision for Black Knight, including maximizing operational efficiencies, creating a culture of cross-selling across our businesses and accelerating the pace of innovation. We were a majority-owned subsidiary of FNF prior to the Spin-Off (as defined below) on September 29, 2017.

Prior to the Spin-Off, BKFS was a holding company, and our sole asset was our interest in, and our business was conducted through, Black Knight Financial Services, LLC, or BKFS LLC, and its subsidiaries. BKFS had a sole managing member interest in BKFS LLC, which granted us the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries. BKFS shareholders indirectly controlled BKFS LLC through its managing member interest.

On May 26, 2015, BKFS completed its initial public offering, or IPO, in which it issued and sold 20,700,000 shares of Class A common stock at a price of $24.50 per share. Subsequently, on September 29, 2017, FNF completed a tax-free distribution of BKFS and the formation of Black Knight as the new publicly-trading holding company of BKFS, which we refer to as the Spin-Off.

2020 Highlights

2020 was another solid year for Black Knight as we continued to execute against our long-term strategic objectives to drive growth through winning new clients, cross selling to existing clients, innovating with urgency and through acquisitions to further enhance our offerings. While we faced significant challenges related to the COVID-19 pandemic, we continued to focus on taking care of our employees and our clients, innovation, and executing against our strategic initiatives to drive long-term, sustainable growth and value for our clients and other stakeholders.

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In 2020, we completed three acquisitions, including the strategically significant acquisition of Optimal Blue – the largest acquisition in our history. We also launched several innovative products, completed the implementation of Bank of America onto MSP® and exceeded our new sales contract value goal for 2020. In addition, following the successful initial public offering of DNB, we had an unrealized pre-tax gain of $873.2 million on our investment in DNB as of December 31, 2020, which had a market value of $1.4 billion based on DNB’s closing price of $24.90 on December 31, 2020.

Financial Highlights

*The effect of our DNB Investment was an increase in Net earnings attributable to Black Knight of $62.1 million, or $0.41 per diluted share, primarily related to a non-cash gain recognized as a result of DNB’s initial public offering and concurrent private placement, compared to a reduction in Net earnings attributable to Black Knight of $73.9 million, or $0.50 per diluted share, in 2019.

In 2020, we generated Revenues of $1,238.5 million, an increase of 5% compared to 2019, Earnings before equity in earnings (losses) of unconsolidated affiliates of $178.7 million, a decrease of 2% compared to 2019, and Net earnings attributable to Black Knight of $264.1 million, or $1.73 per diluted share, compared to $108.8 million, or $0.73 per diluted share, in 2019.

Adjusted revenues in 2020 were $1,238.9 million, an increase of 5% over the prior year, and Adjusted EBITDA was $609.9 million, an increase of 4.5% compared to 2019. Adjusted EPS was $2.11, an increase of 6% compared to 2019. Our growth in 2020 was primarily driven by our origination software and data and analytics businesses.

Reflecting the solid financial results, strong new sales wins, and strength of our business model, our share price appreciated significantly during 2020 and since our initial public offering in May 2015. The closing price of our stock on December 31, 2020 was $88.35, an increase of 37% above our closing price on December 31, 2019, and 261% above our initial public offering price.

Adjusted revenues, Adjusted EBITDA, Adjusted net earnings and Adjusted EPS are non-GAAP financial measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures.

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GENERAL INFORMATION
ABOUT THE VIRTUAL ANNUAL MEETING

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on April 19, 2021, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of common stock as of the close of business on April 19, 2021 are entitled to vote. As of the close of business on that day, 156,614,664 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your shares of common stock through a broker, bank or other holder of record, you are considered a “beneficial owner,” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

What shares are covered by the proxy card?

The proxy card covers all shares of common stock held by you of record (i.e., shares registered in your name).

How do I vote?

You may vote using any of the following methods:

•	At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How do I access the virtual annual meeting? Who may attend?” for additional information on how to vote at the annual meeting.

•	By proxy. There are three ways to vote by proxy:
»	By mail, using the enclosed proxy card and return envelope;

Black Knight, Inc.	4

»	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or
»	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider three proposals at the annual meeting:

•	Proposal No. 1 asks you to elect seven directors to serve until the 2022 Annual Meeting of Shareholders.
•	Proposal No. 2 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers.
•	Proposal No. 3 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

How does the board recommend that I vote on these proposals?

The board recommends that you vote “FOR ALL” director nominees in Proposal 1, and “FOR” proposals 2 and 3.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in Black Knight’s certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

5	Black Knight, Inc.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a majority of votes of our common stock cast is required to elect a director. Abstentions and broker non-votes are not counted as a vote cast and will therefore have no effect.

•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.
•	For Proposal No. 3 regarding the ratification of the appointment of KPMG LLP, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote is required to approve this proposal. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, or NYSE, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes? If I do not vote, will my broker vote for me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least 10 days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the SEC and the rules promulgated by NYSE thereunder.

Black Knight, Inc.	6

We believe that all the proposals to be voted on at the annual meeting, except for the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposals No. 2 and 3, abstentions will have the effect of a vote against such proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact Broadridge toll free at 1.866.540.7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or this proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

7	Black Knight, Inc.

How do I access the virtual annual meeting? Who may attend?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/ BKI2021, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 11:00 a.m., Eastern Time, on June 16, 2021, and we encourage you to access the meeting prior to the start time.

Will I be able to ask questions during the virtual annual meeting?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/BKI2021. The Company will respond to as many appropriate questions during the annual meeting as time allows.

How can I request technical assistance during the virtual annual meeting?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

CORPORATE GOVERNANCE

AND RELATED MATTERS

2020 Shareholder Engagement and Governance Response

We are committed to hearing and responding to the views of our shareholders. In 2020, our officers met with investors on numerous occasions, both in group and one-on-one settings. The investors with whom we met in 2020 represented 10 of our top 15 shareholders, who collectively owned more than 35% of our shares as of December 31, 2020. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

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During May and June 2020, we reached out to our top 10 institutional investors who collectively owned approximately 56% of our outstanding shares, requesting to speak with each to discuss executive compensation and governance matters. We spoke with three of our top 10 investors and received their views on various matters, including board diversity and refreshment, as well as our executive compensation programs.

Subsequently, in the first quarter of 2021, we reached out to our 20 largest shareholders to update them on the steps we have taken to address the feedback provided through our shareholder engagement process.

•	Board refreshment and diversity: As part of our ongoing board refreshment process and our commitment to having a board of directors and board committees that reflect diversity of background, skills, age, gender, nationality, race, ethnicity and sexual orientation, we have added several new highly talented directors to our board in the last two years. Each of these directors is independent and has no prior relationships as directors or employees with any of the companies with which we have had relationships in the past, including FNF, Dun & Bradstreet Holdings, Inc. (DNB), Cannae Holdings, Inc. (Cannae) or Trasimene Capital Management, LLC (Trasimene). For additional information about each of these directors, please see “Certain Information about our Directors.”

»	In December 2019, Nancy L. Shanik was elected as the first woman to serve on our board, and in February 2020, Ms. Shanik was appointed to serve on our audit committee. Ms. Shanik has a strong background in risk management and is an audit committee financial expert.

»	In June 2020, Joseph M. Otting was elected to our board, and in July 2020, Mr. Otting was appointed to serve as Chairman of our audit committee. Mr. Otting, who is the former Comptroller of the Currency, brings strong financial expertise, as well as significant industry and regulatory experience.

»	In October 2020, Catherine L. Burke was elected as the second woman to serve on our board and in February 2021, Ms. Burke was appointed to serve on our corporate governance and nominating committee. She diversifies the talent set on our board through her extensive leadership experience in marketing and communications strategy and execution.

•	Board Oversight of ESG: In April 2020, we assigned responsibility for oversight of environmental, social and governance (ESG) risk to our risk committee in addition to their responsibility for data privacy and information security risk.

•	Changes to our long-term incentive program: For our 2020 performance-based restricted stock awards, we implemented:

»	Performance-based restrictions that apply to each of the three years of the vesting period; and

»	Double-trigger vesting upon a change in control (a change in control and a termination of employment).

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These significant changes to our governance approach follow our implementation of majority voting in uncontested director elections and de-classifying our board of directors following strong support of our management proposals on those matters at our 2019 annual meeting of shareholders.

Corporate Governance Guidelines

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and establish a common set of expectations as to how the board of directors should perform its functions. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors, Chief Executive Officer and Lead Independent Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board reviewed our corporate governance guidelines in February 2021. A copy of our corporate governance guidelines is posted on the Investors page of our website which is located at www.BlackKnightInc.com.

Code of Ethics and Business Conduct

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules. We intend to disclose any such amendment or waiver by posting it on the Investors page of our website at www.BlackKnightInc.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investors page of our website at www.BlackKnightInc.com.

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Corporate Responsibility

We are committed to addressing ESG risks and opportunities. The risk committee of our board oversees our ESG risk. We consider ESG in various areas of our business and at every level of our Company and approach our business and our communities through community engagement, diversity and inclusion, sustainability and risk management. We have provided a brief summary of how we manage our ESG risks and opportunities through our corporate responsibility programs below. For additional information on Black Knight’s corporate responsibility efforts, please see our 2020 Corporate and Social Responsibility Report, which will be available on the Investors page of our website at www.BlackKnightInc.com by June 1, 2021.

Proactively Addressing COVID-19

We are proud of the way our team has navigated the COVID-19 pandemic, which has had a profound impact on our employees, communities, and clients. Our success is due in large part to preparedness planning that began long before the current pandemic. Black Knight conducts an Annual Pandemic Exercise to review the three phases of our Pandemic Plan, to educate managers across the enterprise on how to manage the impact of a pandemic, and to gather feedback on how to improve our response.

On January 14, 2020, we conducted our Annual Pandemic Exercise, led by members of our Enterprise Business Continuity Office (EBCO) and select other employees from varying levels and functions. In response to the exercise, and as the incident rates of COVID-19 began to expand, we took a series of steps to prepare for the potential heightened risk:

•	In late January, the EBCO began daily monitoring of the COVID-19 situation.

•	In February, we put into place travel restrictions, internal update briefings and monitoring, and began ordering safety equipment that might be needed to maintain operations.

•	By early March, the EBCO began preparing Black Knight locations for the possibility of moving to Phase II of the Pandemic Plan and a work-from-home strategy.

•	In Mid-March, the World Health Organization officially characterized COVID-19 as a pandemic, and soon after, Black Knight announced a work-from-home option that swiftly transitioned to a work-from-home order for our employees.

As part of our pandemic protocols, Black Knight’s EBCO put in place measures to monitor and report on the status of the pandemic. These included weekly reporting, news updates, vaccine data and variant tracking. Management has made decisions during the course of the pandemic in accordance with Black Knight’s Crisis Management Process and communications with our stakeholders were managed by our Crisis Management and Corporate Communications teams.

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Protecting Our Employees During COVID-19

Black Knight also took many steps to address employee health and safety during this period. We disseminated periodic communications covering remote working and provided employees with access to the tools they required to continue to work successfully. For essential onsite staff, we created posters and provided training for CDC-based health, safety, and social distancing guidelines.

We took the following additional steps to protect our employees, which are described in more detail in our 2020 Sustainability Report:

•	Frequent Town Hall calls to connect, thank and encourage our employees, and promote awareness of the resources available to them.

•	Online resources including COVID-19 intranet pages that provide resources on managing stress, virtual coaching tips, meeting planners, free online wellness/mental health workshops, and yoga classes.

•	COVID-19 testing, contact tracing of COVID-19 exposure, and recommended employee travel guidelines.

•	Full pay for employees who contracted COVID-19, including employees who are not able to work remotely.

•	Free Teledoc visits, virtual physician visits, and Employee Assistance Program (EAP) grief counseling sessions.

•	Subsidized Weight Watchers subscriptions, at-home biometric screenings, and held a virtual benefits fair to introduce our open benefits enrollment period.

•	Covered medical care transportation and virtual medical care to our employees in India.

We believe that the above efforts have led to our continued success during an unprecedented year and have provided our employees with the appropriate resources to work effectively in a remote environment. In our Quarterly Employee Engagement Check- Ins and Pulse Surveys, 93% of employees responded they felt equally or more productive working from home compared to in the office, and 96% responded they had adequate tools and resources to work from home.

Stakeholder and Community Engagement

Through our charitable giving program, Black Knight Cares, we proudly support through corporate and employee financial donations and volunteer efforts a number of causes focused on the following areas to make our communities stronger:

•	Childhood development

•	Community health and wellness

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•	Housing assistance

•	Support for our military families

The United Way, a nonprofit that works in communities across the country to help eradicate poverty, increase high school graduation rates and eliminate unsafe living conditions, is an important community partner for Black Knight. Our employees are able to donate to their local United Way chapter through payroll deductions, helping to do the most good in the communities where they work and live.

We are also proud to be an underwriting sponsor of The Folded Flag Foundation, a nonprofit that provides educational scholarships to the spouses and children of our nation’s fallen service members. Because all administrative costs for The Folded Flag Foundation are paid for by Black Knight and other underwriting sponsors, the foundation is able to donate 100% of all public donations to the families it serves.

Our stakeholders include our shareholders, our employees, our board of directors, our clients, and the communities where our employees live and work. We engage in an ongoing dialogue with our various stakeholders regarding our business and how it impacts them, including with respect to governance, executive compensation and ESG matters. We consider all stakeholders when evaluating ESG risks and are considering reporting on ESG matters in a manner that is aligned with an accepted standard such as the Sustainability Accounting Standards Board (SASB) in the future.

Diversity and Inclusion

Our individual differences strengthen us collectively, which is why we are committed to diversity in our workforce and promoting a business culture that is representative of the unique values, opinions, cultures and needs of our employees, clients, communities and suppliers.

Black Knight seeks talented, creative individuals from a variety of backgrounds, worldviews and life circumstances to work with us. It is our priority that our workplace is inclusive, welcoming to new ideas and appreciative of valuable experiences. In support of this commitment, we work hard to create a diverse and inclusive environment. In 2020, our efforts included:

•	Our CEO Anthony M. Jabbour joined the CEO Action for Diversity & Inclusion, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace.

•	We created Knights of the D&I Roundtable, an internal diversity and inclusion alliance group, to help promote our diversity efforts and support our culture of inclusion.

•	We strongly value diversity and have many women in senior leadership positions, and we continue our efforts to create a more balanced and fair environment for women in technology. For our employees, we do this through our Women’s Internal Networking Group (WINGs) program. We also promote careers in technology for young high school and college-aged women by holding an annual career day through our Women in Technology (WIT) program.

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•	Our board’s commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Sustainability

Black Knight is dedicated to promoting environmental sustainability and providing our employees with the opportunity to make a positive impact on the environment on campus. As a leading provider of software, data and analytics solutions to the mortgage industry, we believe we have a reasonably light environmental footprint. Our efforts to reduce our environmental impact include:

•	Reduce Energy Consumption: We implemented various initiatives to reduce our energy consumption, including retrofitting the lighting in our parking garages with LED lighting, with a target of reducing energy consumption by up to 50% while providing our employees with a bright, safe environment. Through this and other energy conservation efforts, we reduced the amount of electricity used on our corporate campus by approximately 9% in 2020 compared to 2019.

•	Waste Reduction and Management: We have taken a number of actions to reduce the waste we generate and dispose of it in an environmentally responsible manner, including replacing Styrofoam cups and containers with recyclable paper and cardboard products, removing plastic water bottles from our breakrooms in favor of filtered water dispensers, and partnering with an eSteward certified end-of-life equipment disposal company so that disposed technology is responsibly recycled or repurposed and sold or donated.

•	Water Conservation: We use faucet flow restrictors in our breakrooms and restrooms and use soil-moisture managed campus irrigation and have a no-concrete watering policy. Through these efforts, we reduced the water consumed on our corporate campus by approximately 16% in 2020 compared to 2019.

We are pleased with our progress in these areas and will continue to work to limit our energy and water consumption in the future.

Information Security and Risk Management

We are highly dependent on information technology networks and systems to securely process, transmit and store electronic information. Attacks on information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for individuals, businesses and governmental entities.

These attacks can create system disruptions, shutdowns or unauthorized disclosure of confidential information, including non-public personal information, consumer data and proprietary business information.

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We remain focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques.

Our risk management framework is aligned to the Committee of Sponsoring Organizations of the Treadway Commission (COSO) integrated framework. Additionally, industry frameworks including FFIEC guidelines, (ISO/IEC) 27000, NIST SP 800-53, COBIT 5 and ITIL are leveraged to inform our Information Security and Information Technology policies and standards.

Internal audits, external audits and self-assessments are conducted to assess the effectiveness and maturity of the Enterprise Risk Management and Information Security Program on a recurring basis. We also maintain errors and omissions coverage for cybersecurity incidents as part of our insurance program.

Our board is focused on cybersecurity. At each regular meeting of the risk committee of our board of directors, of which there were four in 2020, our Chief Risk Officer, Chief Compliance Officer and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the risk committee individually in executive session.

Our risk committee chairman reports on these discussions to our board of directors on a quarterly basis. We also provide quarterly opportunities for continuing education to our risk committee members on various matters relating to cybersecurity, including emerging risks and trends, regulatory changes, and changes to our internal practices. In addition, Mr. Rood and Mr. Hunt, who serve on our risk committee, have attended third-party director education courses on cybersecurity and privacy issues and trends.

Our employees are one of our strongest assets in protecting our clients’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at Black Knight. Our required annual employee compliance training and new hire onboarding process covers risk, security, and safety training. All employees receive a phishing test every month, and those who fail a phishing test receive training on phishing attacks. Additionally, our ERM administers monthly spear phishing tests to highly targeted or high-risk Black Knight employees based on their job function.

In 2020, our compensation committee included a qualitative risk-based performance criteria to our annual incentives based on the importance our board places on management’s actions to manage and mitigate risk across Black Knight. We continue to provide strong

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focus on all areas of cybersecurity including information security governance, threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight, third-party risk management, disaster recovery and business continuity management.

The Board

Our board is currently composed of William P. Foley, II, Anthony M. Jabbour (Chief Executive Officer), Catherine L. Burke, Thomas M. Hagerty, David K. Hunt, Joseph M. Otting, Ganesh B. Rao, John D. Rood and Nancy L. Shanik.

Our board met five times in 2020. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2020. Our non-management directors also met periodically in executive sessions without management. In 2020, our board appointed Thomas M. Hagerty to serve as Lead Independent Director. Mr. Hagerty presides over each executive session of our independent directors. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2021 annual meeting. One of our directors attended our 2020 annual meeting.

Board Governance and Independence

Our nominating and corporate governance committee evaluates our relationships with each director and nominee and makes a recommendation to our board of directors as to whether to make an affirmative determination that such director or nominee is independent. Under our corporate governance guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NYSE.

During the first quarter of 2021, our board of directors determined that Catherine L. Burke, Thomas M. Hagerty, David K. Hunt, Joseph M. Otting, Ganesh B. Rao, John D. Rood and Nancy L. Shanik, or 78% of our board, are independent. The board of directors also determined that Messrs. Hagerty and Hunt meet the additional independence standards of NYSE for compensation committee members.

In determining independence, the board of directors considered all relationships that might bear on our directors’ independence from Black Knight. The board of directors determined that Anthony M. Jabbour is not independent because he is Chief Executive Officer and an employee of Black Knight. The board also determined that William P. Foley, II is not independent because he serves as the Chairman and is an employee of Black Knight.

In considering the independence of Catherine L. Burke, Thomas M. Hagerty, David K. Hunt, Joseph M. Otting, Ganesh B. Rao, John D. Rood, and Nancy L. Shanik, the board of directors considered the following factors:

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•	Mr. Hagerty and Mr. Rao are each Managing Directors of Thomas H. Lee Partners, L.P. (THL), which owned more than 10% of our common stock until March 15, 2018. In connection with Black Knight’s acquisition of a majority interest in Optimal Blue Holdco, LLC (Optimal Blue), on September 15, 2020, THL acquired 20% of the Class A Units of Optimal Blue for a purchase price of $289 million pursuant to a Forward Purchase Agreement dated July 26, 2020. In addition, in the past we have purchased software and systems services from certain entities over which THL exercises control.

•	Messrs. Hagerty and Rood each serve as directors of and own minority equity interests in FNF, our former parent.

•	We own approximately 13% of the outstanding common stock of Dun & Bradstreet Holdings, Inc. (DNB). THL owns almost 25% of DNB’s common stock, and Messrs. Hagerty and Rao each serve on the board of directors of DNB. We, THL and certain other investors in DNB are party to a letter agreement regarding voting pursuant to which the parties agreed to vote their shares in DNB as a group on all matters relating to the election of directors to the DNB board, including the election of our Chairman, Mr. Foley, and Messrs. Hagerty and Rao, for a period of three years.

•	Messrs. Hagerty, Hunt, and Rood each own a minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder and is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, a private company.

Following consideration of these matters, the board of directors determined that these relationships were not of a nature that would impair Mr. Hagerty’s, Mr. Hunt’s, Mr. Rao’s or Mr. Rood’s independence. Ms. Burke, Mr. Otting, and Ms. Shanik had no relationships with Black Knight that required consideration in determining their independence.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a risk committee. The charter of each committee is available on the Investors page of our website at www.BlackKnightInc.com.

Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are David K. Hunt (Chair), Catherine L. Burke and Thomas M. Hagerty. Our corporate governance and nominating committee met two times in 2020.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to:

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•	Identify individuals qualified to become members of our board of directors (or to fill vacancies), consistent with the criteria approved by our board of directors, and to recommend to the board the nominees to stand for election as directors. In doing so, the committee considers characteristics of directors and director nominees with the goal of maintaining a mix of skills, background, gender diversity, ethnic diversity and tenure on the board to support and promote the Company’s strategic vision.

•	Make recommendations to our board of directors as to changes to the size of the board or any committee thereof.

•	Review the independence of each director in light of the independence criteria of NYSE and any other independence standards applicable to directors and submit a recommendation to our board of directors with respect to each director’s independence.

•	Make recommendations to the board regarding the composition of the board’s committees.

•	Review and monitor the Company’s policies and initiatives addressing human capital matters, including diversity, equity and inclusion.

•	Develop, review annually and recommend to the board any revisions to the Company’s Corporate Governance Guidelines.

•	Oversee the evaluation of the performance of the board and its committees.

•	Review our overall corporate governance and report to the board on a regular basis, but not less than once per year, on committee findings, recommendations and any other matters that the committee deems appropriate or the board requests.

The corporate governance and nominating committee reviewed its charter in February 2021 without material change.

Audit Committee

The members of our audit committee are Joseph M. Otting (Chair), John D. Rood and Nancy L. Shanik. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and NYSE, and that each of Mr. Otting, Mr. Rood and Ms. Shanik is an audit committee financial expert, as defined by the rules of the SEC. Our audit committee met a total of eight times in 2020.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

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•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases and financial information provided to analysts and rating agencies;

•	Discussing with management our policies and practices with respect to risk assessment and risk management;

•	Reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and

•	An annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Report of the Audit Committee

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2020:

The primary function of the audit committee is oversight of (i) the quality and integrity of the Company’s consolidated financial statements and related disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the independent registered public accounting firm.

Our audit committee acts under a written charter, which the audit committee reviewed in February 2021 without material change. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below. Each of our audit committee members have been determined by the board of directors to be independent as defined by NYSE independence standards. In addition, our board of directors has determined that each of Mr. Otting, Mr. Rood and Ms. Shanik is an audit committee financial expert as defined by the rules of the SEC.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP (KPMG), the independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Black Knight and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

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We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and have discussed with KPMG their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and that KPMG be appointed independent registered public accounting firm for Black Knight for 2021.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s annual consolidated financial statements. The independent registered public accounting firm is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion as to whether these consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles.

Management is also responsible for maintaining and assessing the effectiveness of its internal control over financial reporting, including providing Management’s Report on Internal Control over Financial Reporting. The independent registered public accounting firm is responsible for auditing these internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934, as amended, in either of those fields or in auditor independence.

The foregoing report is provided by the following directors:

AUDIT COMMITTEE

Joseph M. Otting (Chair)

John D. Rood

Nancy L. Shanik

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Compensation Committee

The members of the compensation committee are Thomas M. Hagerty (Chair) and David K. Hunt, each of whom were deemed to be independent by the board, as required by NYSE. Our compensation committee met four times during 2020. The functions of the compensation committee include the following:

•	Reviewing and approving the corporate goals and objectives relevant to compensation of the company’s CEO, evaluating the CEO’s performance in light of those goals and objectives and determining and approving the CEO’s compensation level based on this evaluation;

•	Setting salaries and approving incentive compensation awards other than equity-based awards, as well as compensation policies for all Section 16 officers as designated by our board of directors, and recommending to our board of directors equity-based incentive awards for board approval;

•	Reviewing and recommending to our board of directors policies with respect to equity compensation arrangements that are subject to board approval;

•	Overseeing our compliance with the requirement under applicable stock exchange rules that, with limited exceptions, shareholders approve equity compensation plans;

•	Evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	Authorizing and approving any employment or severance agreements and amendments with all designated Section 16 officers;

•	Reviewing, discussing with management and recommending to our board of directors for inclusion in our annual proxy statement or annual report on Form 10-K the compensation discussion and analysis section;

•	Reviewing and approving the annual compensation risk assessment conducted by management and the Chief Executive Officer pay ratio for inclusion in our proxy statement or annual report on Form 10-K;

•	Preparing the report of the compensation committee that the SEC requires in our annual proxy statement;

•	Considering the results of shareholder say-on-pay votes and recommending to our board of directors any change to the frequency of say-on-pay votes;

•	Reviewing and approving the form and amount of compensation of our board of directors’ non-management directors;

•	Evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

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•	Reporting to our board of directors;

•	Reviewing the adequacy of its charter on an annual basis; and

•	Reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

Our compensation committee reviewed its charter in February 2021 without material change. For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

Risk Committee

The members of the risk committee are John D. Rood (Chair), David K. Hunt and Ganesh B. Rao, each of whom were determined by the board to be independent. Our risk committee met four times in 2020.

The primary functions of the risk committee include providing oversight of our risk management and compliance efforts, as well as oversight of our material risks. Our risk committee’s functions include, among other things:

•	Oversight of our enterprise risk management program, including data privacy, information security and ESG risk;

•	Oversight of our compliance program; and

•	Oversight of the enterprise risk management and compliance functions.

Our risk committee reviewed its charter in February 2021 without material change.

Board Leadership Structure and Role in Risk Oversight

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. We believe this leadership structure is appropriate and allows our CEO and Chairman to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company.

In February 2020, our board appointed Thomas M. Hagerty, one of our independent directors, to serve as our Lead Independent Director. Following engagement and feedback from our shareholders, the board determined it to be useful and appropriate to designate a Lead Independent Director to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the board may determine. The responsibilities of our Lead Independent Director include:

•	Preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

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•	Call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•	Review information sent to the board, as well as board meeting agendas and schedules in collaboration with the Chairman to ensure that there is sufficient time for discussion of all agenda items and recommend matters for the board to consider and information to be provided to the board;

•	Serve as a liaison and supplemental channel of communication between non-employee/ independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	Serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and

•	Be available to major shareholders for consultation and direct communication.

The board of directors administers its risk oversight function directly and through committees. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also oversees the performance of the independent auditor, our internal audit function and monitors compliance with legal and regulatory requirements.

Our risk committee has the responsibility to assist our board of directors in overseeing our enterprise risk management framework, including ESG risk, and our comprehensive compliance program, and to review and approve our risk governance policies and procedures. At each regular meeting of the risk committee, our Chief Risk Officer, Chief Compliance Officer and Chief Information Security Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the risk committee individually in executive session. Our Chief Risk Officer also reports to the risk committee on matters relating to our environmental sustainability policies and programs. Our risk committee chairman reports on these discussions to our board of directors on a quarterly basis. We also provide opportunities for continuing education to our risk committee members on various matters relating to cyber security, including emerging risks and trends, regulatory changes, and changes to our internal practices to address emerging risks.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies, including as they relate to our environmental, social and governance practices. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Black Knight. Each committee provides reports on its activities to the full board of directors.

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Black Knight's commitment to corporate responsibility means integrating it throughout our business, including how we manage ESG topics. Our board and its committees oversee the execution of Black Knight’s ESG strategies and initiatives as an integrated part of our oversight of the overall strategy and risk management for the Company. Our management team is actively engaged on related topics including innovation of our software, data and analytics solutions and client, investor and other stakeholder expectations. In addition, our management team actively manages our approach to our corporate social responsibilities, public policy issues, human capital issues, environmental, health and safety matters, as well as the environmental impact of the Company’s operations, and will discuss these matters with the board and appropriate committees. The Corporate Responsibility section, beginning on page 11 and our 2020 Corporate and Social Responsibility Report available on the Investors page of our website at www.BlackKnightInc.com further outline our approach to these issues.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

CERTAIN INFORMATION

ABOUT OUR DIRECTORS

Director Criteria, Qualifications and Experience and Process for Selecting Directors

Our board and the corporate governance and nominating committee is committed to include the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee regularly evaluate our board’s composition with the goal of developing a board that will meet our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

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•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

Composition, Tenure, Recent Refreshment and Diversity

We believe that the current composition of our board includes directors who possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. Black Knight has undergone significant change over the past six years, including FNF’s acquisition of LPS in January 2014, the IPO in May 2015, the Spin-Off from FNF in September 2017, and a CEO transition in April 2018. Our board includes five directors who have been on our board since 2014 and have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face. Having directors with a longevity of service and deep understanding of our business has been critical to our ability to smoothly and successfully navigate through this time of transition. The success of their leadership is evidenced by the increase in the trading price for our stock from $24.50 at IPO, to $43.05 at Spin-Off, to $88.35 on December 31, 2020, which represents an increase of $10.1 billion in shareholder value.

In 2019 and 2020, our board focused on refreshment and diversity. In furtherance of our commitment to having a board of directors and board committees that reflect diversity of background, skills, age, gender, nationality, race, ethnicity and sexual orientation, we have added three new highly talented directors to our board in the last two years:

•	In December 2019, Nancy L. Shanik was elected as the first woman to serve on our board, and in February 2020, Ms. Shanik was appointed to serve on our audit committee. Ms. Shanik has a strong background in risk management and is an audit committee financial expert.

•	In June 2020, Joseph M. Otting was elected to our board, and in July 2020, Mr. Otting was appointed to serve as Chairman of our audit committee. Mr. Otting, who is the former Comptroller of the Currency, brings strong financial expertise, as well as significant industry and regulatory experience.

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•	In October 2020, Catherine L. Burke was elected as the second woman to serve on our board and in February 2021, she was appointed to serve on our corporate governance and nominating committee. Ms. Burke diversifies the talent set on our board through her extensive leadership experience in marketing and communications strategy and execution.

Each of these directors possesses skills and qualifications that augment those of our other directors, is independent and has no prior relationships as directors or employees with any of the companies with which we have had relationships in the past, including FNF, DNB, Cannae or Trasimene. For additional information about each of these directors, please see “Certain Information about our Directors.”

In 2021, we expect our board will focus on the execution of our strategy to drive growth by selling our products and solutions to new clients, cross-selling additional services to existing clients, innovating through the development of new solutions and refining our current offerings to provide better insight to our clients, and selectively pursuing strategic acquisitions. We also expect our board to focus on our integration of Optimal Blue and execution of the strategies that we outlined when we acquired Optimal Blue.

Our board is committed to examining ways to continue to foster the diversity of our board across many dimensions to ensure that it operates at a high functioning level and reflects the board’s commitment to inclusiveness. Our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups as candidates for nomination as directors.

The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals” below.

Information About the Director Nominees and Continuing Directors

Declassification of our Board of Directors and Majority Voting

Following strong support from our shareholders at our 2019 annual meeting, our board approved an amendment to our certificate of incorporation to eliminate the classification of our board over a three-year period beginning at the 2020 annual meeting and provide for the annual election of all directors beginning at the 2022 annual meeting. This year, Class II and Class III directors will be nominated for election for terms expiring at the 2022 annual meeting of shareholders.

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Also following strong support from our shareholders at our 2019 annual meeting, our board approved changes to our bylaws to implement majority voting in uncontested director elections. As a result, our directors will be elected by a majority of the votes cast in an uncontested director election, that is, where the number of nominees for director equals the number of directors to be elected by the shareholders at a meeting. In the event of a contested director election, that is where the number of nominees for director exceeds the number of directors to be elected by the shareholders at a meeting, directors would be elected by a plurality of the votes cast.

Director Skills and Experience

The matrix below lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting, as well as our continuing Class I directors, including each directors’ relevant experience, qualifications, skills and diversity, is included below.

BOARD OF DIRECTORS
	William P. Foley, II (Chair)	Anthony M. Jabbour (CEO)	Thomas M. Hagerty	David K. Hunt	Ganesh B. Rao	John D. Rood	Nancy L. Shanik	Joseph M. Otting	Catherine L. Burke
Board of Directors Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience	✓	✓					✓	✓
CEO/Business Head/ Leadership	✓	✓		✓		✓	✓	✓	✓
International	✓	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital Management/ Compensation	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance/Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory	✓	✓		✓		✓	✓	✓
Mortgage/Banking	✓	✓				✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓			✓	✓	✓	✓
Technology/ Information Security	✓	✓	✓	✓	✓	✓	✓	✓	✓
Legal	✓

27	Black Knight, Inc.

Marketing/Sales	✓	✓	✓	✓	✓	✓		✓	✓
Board Tenure	7	3	7	7	7	7	2	*	*
Age	76	53	58	75	44	66	67	63	45
Ethnic, Gender, Nationality or Other Diversity					✓		✓		✓

*	Less than one year of service.

Nominees for Director – Term Expiring 2022 (if elected)

Name	Position
William P. Foley, II	Non-executive Chairman of the Board
Anthony M. Jabbour	Chief Executive Officer and Director
Catherine L. Burke	Member of the Corporate Governance and Nominating Committee
Thomas M. Hagerty	Lead Independent Director Chairman of the Compensation Committee Member of the Corporate Governance and Nominating Committee
Joseph M. Otting	Chairman of the Audit Committee
John D. Rood	Chairman of the Risk Committee Member of the Audit Committee
Nancy L. Shanik	Member of the Audit Committee

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William P. Foley, II has served as Chairman of the board of directors of Black Knight and its predecessors since January 2014. Mr. Foley served as our Executive Chairman from January 2014 until December 1, 2019. Mr. Foley served as the Chairman of the board of directors of LPS from July 2008 until March 2009. Mr. Foley is a founder of FNF and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994.

Mr. Foley also serves Chairman of Cannae, DNB, and Paysafe Limited. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since November 2019. Mr. Foley serves on the board of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley also is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. Mr. Foley previously served as a director of special purpose acquisition companies Foley Trasimene Acquisition Corp. (FTAC), Austerlitz Acquisition Corporation I, and Austerlitz Acquisition Corporation II, and Trebia Acquisition Corp. In addition, Mr. Foley formerly served as a director of Foley Trasimene Acquisition Corp. II (FTAC II) until its merger with Paysafe Limited, as Co-Chairman of FGL Holdings, as Vice Chairman of FIS and as a director of Ceridian HCM Holdings, Inc. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington.

Mr. Foley’s qualifications to serve on our Board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley provides high-value added services to our company and has sufficient time to focus on Black Knight.

Anthony M. Jabbour has served as our Chief Executive Officer since April 2018 and has served as a director since May 2018. Mr. Jabbour has also served as the Chief Executive Officer and a director of DNB and its predecessors since February 2019. Prior to joining Black Knight, Mr. Jabbour served as Corporate Executive Vice President and Co-Chief Operating Officer of FIS from December 2015 through December 2017. Mr. Jabbour also serves on the board of Paysafe Limited.

Mr. Jabbour served as Corporate Executive Vice President of the Integrated Financial Solutions segment of FIS from February 2015 until December 2015. He served as Executive Vice President of the North America Financial Institutions division of FIS from February 2011 to February 2015. Prior to that, Mr. Jabbour held positions of increasing responsibility in operations and delivery from the time he joined FIS in 2004. Prior to joining FIS, Mr. Jabbour worked for Canadian Imperial Bank of Commerce and for IBM’s Global Services group managing complex client projects and relationships.

29	Black Knight, Inc.

Mr. Jabbour’s qualifications to serve on the Black Knight board of directors include his extensive experience in leadership roles with financial services and technology companies, resulting in his deep knowledge of our business and industry, as well as his strong leadership abilities.

Catherine (Katie) L. Burke is Chief Strategy Officer at Daniel J. Edelman Holdings Inc. (Edelman), a global communications firm, a position she has held since January 6, 2019. In addition, she is the head of Practices, Sectors and Intellectual Property at Edelman and is a member of Edelman’s Executive and Operations Committees. Since 2008, Ms. Burke has served in a variety of executive roles at Edelman including Global Chair of Public Affairs and Global Chief of Staff. Previously, Ms. Burke served as Executive Vice President of Marketing and Communications at Nielsen Holdings plc. Ms. Burke also serves as a director of NCR Corporation.

Mrs. Burke’s qualifications include her extensive experience and senior leadership roles in marketing, communications strategy and execution, and operations; her domestic and international experience in these areas; her financial literacy; and her independence.

Thomas M. Hagerty has served on the board of Black Knight and its predecessors since January 2014. Mr. Hagerty has served as a director of FNF since 2005. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty currently serves as a director of FNF, FleetCor Technologies, Ceridian HCM Holdings, Inc. and DNB. In his capacity as Managing Director of THL, Mr. Hagerty also serves on the board of Optimal Blue, which is privately held. Mr. Hagerty formerly served on the boards of First Bancorp, MoneyGram International, FIS and FTAC.

Mr. Hagerty’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance and as a long-time director of public companies. He also has a strong background in the mortgage industry from serving as a long-time director FNF and a deep knowledge of our business gained from serving on our board and the board of FIS.

John D. Rood has served on the board of Black Knight and its predecessors since January 2014. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with 30 years of experience in multifamily development and investment. Mr. Rood also serves on the board of FNF. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc., and currently serves on several private boards. In 1999, he was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where he serves as Chairman of the Board. Mr. Rood served on the Enterprise Florida and Space Coast Florida board of directors from September 2016 until February 2019.

Black Knight, Inc.	30

Mr. Rood’s qualifications to serve on our board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy and his experience as a director on boards of both public and private companies. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors, or NACD. He is a Board Leadership Fellow with NACD.

Nancy L. Shanik is a private investor and has served on our board since December 2019. Ms. Shanik served as Chief Risk Officer of Citizens Financial Group, Inc. from November 2010 until April 2016, where she oversaw the risk management organization within Citizens. Prior to joining Citizens, Ms. Shanik served as a Managing Director of Alvarez & Marshal, a professional services firm focused on turnaround management, corporate restructuring and operational performance improvement, from 2009 to 2010. Prior to that, Ms. Shanik spent 31 years with Citigroup Inc. where she was both a Managing Director and Senior Credit Officer and served as the Chief Credit Officer of Citigroup Inc.’s Global Commercial Markets business. Ms. Shanik also serves on the board of directors of RBC US Group Holdings, which owns the U.S. operations of the Royal Bank of Canada.

Ms. Shanik’s qualifications to serve on our board of directors include her strong background in the financial services industry and oversight of risk enterprise management for a complex and highly regulated business organization, resulting in her deep understanding of the risks, regulatory environment and other challenges facing our business and industry.

Class I Directors – Term Expiring 2022

Name	Position
David K. Hunt	Chairman of the Corporate Governance and Nominating Committee Member of the Compensation Committee Member of the Risk Committee
Ganesh B. Rao	Member of the Risk Committee

David K. Hunt has served on the board of directors of Black Knight and its predecessors since April 2014. In addition, Mr. Hunt served as a director of FIS from June 2001 until May 2020 and served as a director of LPS from February 2010 until January 2014, when LPS was acquired by FNF. Since December 2005, Mr. Hunt has been a private investor.

Mr. Hunt’s qualifications to serve on our board of directors include his long familiarity with our business and industry that he acquired as a director of LPS and FIS, as well as Mr. Hunt’s prior service as chairman of LPS’ risk and compliance committee and his deep understanding of the regulatory environment and other challenges facing our industry.

Ganesh B. Rao has served on the board of Black Knight and its predecessors since January 2014. Mr. Rao is a Managing Director of THL, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions Department. Mr. Rao also worked at Greenlight Capital, a hedge fund. Mr. Rao is currently a director of DNB and Ceridian HCM Holding, Inc. In his capacity as Managing Director of THL, Mr. Rao also serves on the boards of the following privately held companies: AmeriLife Group, Auction.com, Hightower Advisors, Insurance Technologies Corporation and Optimal Blue. Mr. Rao is a board observer of Guaranteed Rate. Mr. Rao is a former director of Comdata, MoneyGram International, Inc. and Nielsen Holdings N.V.

31	Black Knight, Inc.

Mr. Rao’s qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, and his experience with enhancing value at such companies, along with his expertise in corporate finance.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than twelve directors. The board determines the number of directors within these limits. Our directors are currently divided into three classes; however, we began the process of eliminating the classification of our board last year at the 2020 annual meeting. The Class II and Class III directors elected at this annual meeting will hold office for a term of one year or until their successors are elected and qualified, and all classes will be eliminated as of the 2022 annual meeting, with all directors being elected for one-year terms. The current number of directors is nine. The board believes that each of the following nominees will stand for election and will serve if elected as a director:

At this annual meeting, the persons listed below have been nominated to stand for election for a one-year term expiring in 2022.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES..

William P. Foley, II

Anthony M. Jabbour

Catherine L. (Katie) Burke

Thomas M. Hagerty

Joseph M. Otting

John D. Rood

Nancy L. Shanik

Black Knight, Inc.	32

CERTAIN INFORMATION ABOUT

OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Mr. Jabbour, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors – Information About the Director Nominees and Continuing Directors.”

Name	Position with Black Knight	Age
Anthony M. Jabbour	Chief Executive Officer	53
Joseph M. Nackashi	President	57
Kirk T. Larsen	Executive Vice President and Chief Financial Officer	49
Shelley S. Leonard	Chief Product and Digital Officer	50
Michael L. Gravelle	Executive Vice President and General Counsel	59
Michele M. Meyers	Chief Accounting Officer and Treasurer	41

Joseph M. Nackashi. Mr. Nackashi has served as our President since July 2017. Mr. Nackashi previously served as President of our Servicing Software division since January 2014 and served as our Chief Information Officer from January 2014 until June 2015. Mr. Nackashi previously served as Executive Vice President and Chief Information Officer of LPS from July 2008 until LPS was acquired by FNF in January 2014.

Kirk T. Larsen. Mr. Larsen has served as our Executive Vice President and Chief Financial Officer of Black Knight and its predecessors since January 2014. Prior to joining Black Knight, Mr. Larsen served as the Corporate Executive Vice President, Finance and Treasurer of FIS from July 2013 until December 2013 and as Senior Vice President and Treasurer from October 2009 until July 2013.

Shelley S. Leonard. Ms. Leonard has served as Chief Product Officer of Black Knight since January 2015, and as Chief Product and Digital Officer since January 2019. Ms. Leonard previously served as Executive Vice President and Managing Director of LoanSphere Business Strategy for Black Knight’s Servicing Technologies division from November 2011 to December 2014. Prior to that, Ms. Leonard served Black Knight and its predecessors in various roles with increasing responsibility since June 1993.

33	Black Knight, Inc.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President and General Counsel of Black Knight and its predecessors since January 2014 and served as Corporate Secretary of Black Knight from January 2014 until May 2018. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010, and as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle also serves as General Counsel and Corporate Secretary of FTAC since April 2020, and Austerlitz I and Austerlitz II since March 2021. Mr. Gravelle previously served as General Counsel and Corporate Secretary of FTAC II from July 2020 through March 2021.

Michele M. Meyers. Ms. Meyers has served as our Chief Accounting Officer since February 2019, and as our Treasurer since April 2019. Ms. Meyers previously served as the Company’s Vice President of Finance and Controller since March 2015. Prior to joining Black Knight, Ms. Meyers served as the Vice President and Corporate Controller of Altisource Portfolio Solutions S.A. from July 2012 to January 2015. Ms. Meyers began her career with Deloitte & Touche LLP, where she held various titles of increasing responsibility, last serving in the role of Audit Senior Manager.

Black Knight, Inc.	34

COMPENSATION DISCUSSION AND

ANALYSIS AND EXECUTIVE AND

DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2020, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. In 2020, our named executive officers were:

•	Anthony M. Jabbour, Chief Executive Officer

•	Joseph M. Nackashi, President

•	Kirk T. Larsen, Executive Vice President and Chief Financial Officer

•	Shelley S. Leonard, Chief Product and Digital Officer

•	Michael L. Gravelle, Executive Vice President and General Counsel

Executive Summary

2020 was another solid year for Black Knight as we continued to execute against our long-term strategic objectives to drive growth through winning new clients, cross selling to existing clients, innovating with urgency and through acquisitions to further enhance our offerings. While we faced significant challenges related to the COVID-19 pandemic, we continued to focus on taking care of our employees and our clients, innovation, and executing against our strategic initiatives to drive long-term, sustainable growth and value for our clients and other stakeholders.

In 2020, we completed three acquisitions, including the strategically significant acquisition of Optimal Blue – the largest acquisition in our history. We also launched innovative products, completed the implementation of Bank of America onto MSP® and exceeded our new sales

35	Black Knight, Inc.

contract value goal for 2020. In addition, following the successful initial public offering of DNB, we had an unrealized pre-tax gain of $873.2 million on our investment in DNB as of December 31, 2020, which had a market value of $1.4 billion based on DNB’s closing price of $24.90 on December 31, 2020.

Financial Highlights

*The effect of our DNB Investment was an increase in Net earnings attributable to Black Knight of $62.1 million, or $0.41 per diluted share, primarily related to a non-cash gain recognized as a result of DNB’s initial public offering and concurrent private placement, compared to a reduction in Net earnings attributable to Black Knight of $73.9 million, or $0.50 per diluted share, in 2019.

In 2020, we generated Revenues of $1,238.5 million, an increase of 5% compared to 2019, Earnings before equity in earnings (losses) of unconsolidated affiliates of $178.7 million, a decrease of 2% compared to 2019, and Net earnings attributable to Black Knight of $264.1 million, or $1.73 per diluted share, compared to $108.8 million, or $0.73 per diluted share, in 2019.

Adjusted revenues in 2020 were $1,238.9 million, an increase of 5% over the prior year, and Adjusted EBITDA was $609.9 million, an increase of 4.5% compared to 2019. Adjusted EPS was $2.11, an increase of 6% compared to 2019. Our growth in 2020 reflected strong performance in our origination software and data and analytics businesses.

Reflecting the solid financial results, strong new sales wins, and strength of our business model, our share price appreciated significantly during 2020 and since our initial public offering in May 2015. The closing price of our stock on December 31, 2020 was $88.35, an increase of 37% above our closing price on December 31, 2019, and 261% above the initial public offering price.

Adjusted revenues, Adjusted EBITDA, Adjusted net earnings and Adjusted EPS are non-GAAP financial measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures.

Black Knight, Inc.	36

Our Compensation Programs are Driven by Our Business Objectives

Our compensation committee takes great care to develop and refine an executive compensation program that recognizes our stewardship responsibility to our shareholders while our talent supports a culture of growth, innovation, and performance.

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to deliver strong results for our investors by winning new clients, cross-selling to existing clients, innovating with urgency and executing acquisitions to further enhance our offerings.

At the same time, our compensation committee believes it is important to discourage our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals.

We believe that our executive compensation programs are structured in a manner to support our company and to achieve our business objectives. For 2020, our executive compensation approach was designed with the following goals:

•	Sound Program Design. We designed our compensation programs to fit with our company, our strategy and our culture. There are many facets and considerations that enter into this equation, some of which are discussed below in “—Compensation Best Practices.” Consequently, we aim to deliver a sound compensation program, reflecting a comprehensive set of data points and supporting our success.

•	Pay-for-Performance. We designed our compensation programs so that a substantial majority of our executives’ compensation is tied to our performance. We used pre-defined performance goals for our annual cash-incentives to make pay-for-performance the key driver of the cash compensation paid to our named executive officers. The performance measures used for our annual incentive plan are Adjusted revenues, Adjusted EBITDA, Adjusted EPS, new sales contract value, and strategic risk management objectives. The financial performance measures we use are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. The committee includes the strategic risk management objective in our annual incentive plan because it is reflective of the priority our board places on our executives’ oversight and management of the risks facing our business. To complement the annual incentives, we used performance-based restricted stock awards in 2020. These grants tie executives to our shareholder return and our operating performance over the long-term. Our performance-based long-term incentives are linked to our executive stock ownership guidelines, where together the grants and the guidelines strongly promote long-term stock ownership and provide direct alignment with our shareholders.

37	Black Knight, Inc.

•	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long-term. The level of pay our compensation committee sets for each named executive officer is influenced by the executive’s leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements, as well as a detailed assessment of the compensation paid by our peers.

•	Incentive Pay Balance. We believe the portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term incentive compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

•	Investor Alignment and Risk Assumption. We place a strong emphasis on delivering long-term results for our investors and clients and discourage excessive risk taking by our executive officers.

•	Good Governance. Good compensation governance plays a prominent role in our approach to compensation. As discussed in the next section, our compensation committee, the Chairman of our compensation committee and our Chief Executive Officer review current trends in compensation governance and adopt policies that work for us.

We believe it is important to deliver strong results for our investors and clients, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Compensation Best Practices

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. Our compensation programs include the following notable best practices:

Black Knight, Inc.	38

Things We Do:
✓	Set a high ratio of performance-based compensation to total compensation, and a low ratio of non-performance-based compensation, including fixed benefits, perquisites and salary, to total compensation.
✓	Maintain aggressive stock ownership guidelines that are linked to a holding period requirement for executives and directors who have not met the guidelines.
✓	Clawback any overpayments of incentive-based or equity-based compensation that were attributable to restated financial results.
✓	Our compensation committee sets maximum levels payable under our annual incentives, and our equity incentive plan has a limited award pool.
✓

Our long-term equity incentive awards granted to our officers use a vesting schedule of at least three years, and awards granted under our omnibus incentive plan vest no sooner than one year after the grant date, except in the case of unanticipated, early vesting due to death, disability or a termination of employment in connection with a change in control, with a standard carveout for awards relating to no more than 5% of the plan’s share reserve.

✓	Require achievement of a performance-based vesting goal in each year of the vesting term of our annual restricted stock awards to our officers.
✓	Dividends and dividend equivalents would be paid only on equity awards that vest.
✓	Separate the positions of Chief Executive Officer and non-executive Chairman.
✓	Limit perquisites.
✓	Our compensation committee uses an independent compensation consultant who reports solely to the compensation committee.
✓	The dilution rate from our equity-based incentive awards is well below industry average.
✓	Board compensation is below peer group average.

Things We Don’t Do:
X	Provide tax gross-ups or reimbursement of taxes on perquisites.
X	Permit the repricing of stock options or any equivalent form of equity incentive.
X	Have multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation in our executive employment agreements.
X	Employment agreements do not allow tax gross-ups for compensation paid due to a change of control and do not contain single trigger severance payment arrangements related to a change of control.
X	Supplemental executive retirement plans, executive pensions or excessive retirement benefits.

2020 Shareholder Engagement and Response

We are also committed to hearing and responding to the views of our shareholders. In 2020, our officers met with investors on numerous occasions, both in group and one-on-one settings. The investors with whom we met in 2020 represented 10 of our top 15 shareholders, who collectively owned more than 35% of our shares as of December 31, 2020. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

39	Black Knight, Inc.

During May and June 2020, we reached out to our top 10 institutional investors who collectively owned approximately 56% of our outstanding shares, requesting to speak with each to discuss executive compensation and governance matters. We spoke with three of our top 10 investors and received their views on various matters, including board diversity and refreshment, as well as our executive compensation programs.

Subsequently, in the first quarter of 2021, we reached out to our 20 largest shareholders to update them on the steps we have taken to address the feedback provided through our shareholder engagement process. The principal observations identified by our shareholders in our 2020 engagement process and our positive steps to address those observations are summarized below:

Observations Identified and Response:	Discussion:
OBSERVATION: Board refreshment and diversity. RESPONSE: Two highly qualified directors elected to our board in 2020, including one female.

In June 2020, Joseph M. Otting was elected to our board, and he was appointed Chairman of our audit committee in July 2020. Mr. Otting brings strong financial expertise, as well as significant industry and regulatory experience.

Subsequently, in October 2020, Catherine L. Burke was elected to our board and was appointed to the governance committee in February 2021. Ms. Burke diversifies the talent set on our board through her extensive leadership experience in marketing, communications strategy and execution.

Mr. Otting and Ms. Burke are both independent and neither has any prior relationship with our Chairman Bill Foley. For additional information about Mr. Otting and Ms. Burke, please see “Certain Information about our Directors.”

OBSERVATION:

Single-trigger vesting of executive restricted stock awards upon a change in control.

RESPONSE:

2020 performance-based restricted stock awards include double-trigger vesting provisions upon a change in control.

Beginning with our 2020 performance-based restricted stock awards, our compensation committee approved changes to our executives’ award agreements to require that their awards will vest in connection with a change in control only if their employment with the Company is terminated in the six months preceding, or at any time following the change in control that is prior to the vesting of the award.

OBSERVATION:

Performance period for restricted stock awards is only one year.

RESPONSE:

2020 performance-based restricted stock awards include three performance periods: Fiscal years 2020, 2021 and 2022.

Our 2020 performance-based restricted stock awards vest ratably on each of the first three anniversaries of the date of grant, subject to the achievement of applicable performance-based restrictions. For our 2020 awards:

•       The first 1/3 of the award will vest only if the Company achieves Adjusted EBITDA of at least $583.4 million in 2020

•      The second 1/3 of the award will vest only if the Company achieves Adjusted EBITDA in 2021 at least equal to the Adjusted EBITDA achieved in 2020

•       The third 1/3 will vest only if the Company achieves Adjusted EBITDA in 2022 at least equal to the Adjusted EBITDA achieved in 2021

If we do not achieve the performance metric in any year, the portion of the award that was subject to achievement of that metric will be forfeited. In other words, there is no “catch-up” to allow a portion of an award to vest in a subsequent year if we fail to achieve the performance metric applicable to that year.

Black Knight, Inc.	40

Overview of Our Compensation Programs

Principal Components of Compensation

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material ownership stakes for executives assist in aligning executives’ interests with those of shareholders and strongly motivate executives to build long-term value. We structure our compensation programs to assist in creating this link.

The chart on the following page illustrates the principal elements of our named executive officer compensation program in 2020:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives
Base Salary	Annual Cash Incentive	Performance-based Restricted Stock	Optimal Blue Profits Interests	Benefits
Fixed cash component with annual merit increase opportunity based on responsibilities, individual performance results and other considerations.	Annual cash award for profitability, growth, operating strength and risk oversight during the year.	Annual restricted stock grants with service and performance-based vesting conditions tied to operating strength and efficiency. Our restricted stock awards also contain holding requirements tied to our stock ownership guidelines to promote significant long-term stock ownership.	Profits interest awards in Optimal Blue, which provide participants with the opportunity to share in the future growth of Optimal Blue only if the value of the business increases. The profits interests create a direct incentive for our executives to generate operating results that drive long-term appreciation in the value of Optimal Blue. The profits interest awards also support our retention goals, as 100% of the awards vest after three years.	Employee stock purchase plan; 401(k) plan and deferred compensation plan; and limited perquisites.
Link to Performance	Link to Performance	Link to Performance	Link to Performance
Individual performance	Adjusted revenues, Adjusted EBITDA, Adjusted EPS, new sales contract value and strategic risk management objectives	Adjusted EBITDA and shareholder returns	Increase in equity value of Optimal Blue

41	Black Knight, Inc.

The principal components of our executive compensation program for 2020 were base salaries, annual cash incentives, and long-term performance-based equity incentive awards. In 2020, our compensation committee placed heavy emphasis on the at-risk, performance-based components of performance-based cash incentives and performance-based equity incentive awards. The compensation committee determined the appropriate value of each component of compensation after considering each executive’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term value. As shown in the table on the following page, on average approximately 88% of total compensation was based on performance-based incentives and benefits comprised less than 3% of total compensation.

The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our investors. In particular, with respect to Mr. Jabbour, our compensation committee considered the critical role he plays in our organization, especially with respect to achieving our strategic goals and long-term growth and success, and the paramount importance of retaining their services and continued focus and dedication. The structure and terms of the compensation provided to Mr. Jabbour is also reflective of the role he plays within our organization, with the substantial majority being performance-based contingent upon achievement of specified performance objectives.

In light of the strategic significance of our acquisition of Optimal Blue, the largest acquisition in our history, the compensation committee determined it was important that the interests of our executives with the most ability to impact the execution of our strategy for Optimal Blue be tied directly to the success of Optimal Blue. In order to link our executives’ interests to Optimal Blue’s long-term performance and growth, the committee granted equity incentives known as profits interests in Optimal Blue to Messrs. Jabbour, Nackashi and Larsen. The profits interests are equity-based incentives that reward participating executives only if the value of Optimal Blue increases above its value on the date the award was granted. The profits interests have no value to the participant if the value of Optimal Blue does not increase.

As discussed above, we partnered with Cannae and Thomas H. Lee Partners, L.P., or THL, in the acquisition of Optimal Blue, and Cannae and funds affiliated with THL each own 20% of Optimal Blue. The linkage of Messrs. Jabbour, Nackashi and Larsen and other key Optimal Blue leaders compensation directly to the growth of Optimal Blue and the successful execution of its long-term strategy was an important consideration in Cannae’s and THL’s decision to partner with us in the Optimal Blue acquisition.

Allocation of Total Compensation for 2020

The following tables show the allocation of 2020 total compensation paid to our named executive officers as reported in the Summary Compensation Table below. The compensation committee believed this allocation to be appropriate after consideration of the factors described above.

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Name	Salary	Performance- Based Equity Incentives	Annual Cash Incentive	Benefits & Other Compensation	Total Compensation	Performance- Based Compensation[1]
Anthony M. Jabbour	3.7%	81.8%	14.1%	0.4%	100%	95.9%
Joseph M. Nackashi	7.4%	76.5%	15.4%	0.7%	100%	91.9%
Kirk T. Larsen	7.6%	81.2%	10.6%	0.6%	100%	91.8%
Shelley S. Leonard	21.6%	46.3%	30.1%	2.0%	100%	76.4%
Michael L. Gravelle	14.2%	64.9%	19.8%	1.1%	100%	84.7%

1.	Calculated from Total Compensation, less the amounts included in “Salary” and “Benefits and Other Compensation”

Analysis of Compensation Components

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. We explain how we use these non-GAAP measures in our discussions about incentives below.

Base Salary

Base salaries reflect the fixed component of the compensation for an executive officer’s ongoing contribution to the operating performance of his or her area of responsibility. We provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. We did not increase any of our named executive officers’ base salaries in 2020.

Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considered the peer compensation data provided by our compensation consultant, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

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Annual Performance-Based Cash Incentive

In 2020, we awarded annual cash incentive opportunities to each named executive officer. We use the annual incentives to provide a form of at risk, performance-based pay that is focused on achievement of critical, objectively measurable, financial objectives. These financial objectives are tied to our annual budget and our strategic planning process, which provide the basis for communicating our performance expectations to the investment community. It is reviewed in detail and approved by our board. Consistent with prior years, the 2020 annual cash incentives were conditioned upon the achievement of pre-defined objectives for fiscal year 2020, which were determined by our compensation committee. In 2020, 90% of our named executive officers’ annual incentives were tied to four objective financial metrics, with the remaining 10% tied to strategic risk management objectives. The performance measures were formulaic, established by the compensation committee in writing in February 2020, and, as applicable, payment amounts were derived from our audited and reported financial results. In setting the performance measures, the committee generally seeks to set targets that are higher than the prior year results. However, due to the significant overacheivement of new sales contracts in 2019, the committee set the 2020 target slightly lower than the 2019 new sales contract value result.

Our annual cash incentives play an important role in our approach to total compensation. They motivate participants to work hard and proficiently toward improving our operating performance and achieving our business plan for a fiscal year. We believe that achieving our financial and risk objectives is a result of executing our business strategy, which is to drive growth by winning new clients, cross-selling to existing clients, innovating with urgency and acquisitions to further enhance our offerings, while successfully managing the financial and strategic risks of our business. The execution of our business strategy is important to delivering long-term value for our shareholders. In addition, the annual cash incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

In the first quarter of 2020, our compensation committee approved the 2020 performance objectives and a target incentive opportunity for our named executive officers as well as the potential incentive opportunity range for threshold and maximum performance. No annual incentive payments were payable to an executive officer if the pre-established, threshold performance levels were not met, and payments were capped at the maximum performance payout level. The compensation committee had the authority to reduce (but not increase) an executive’s annual incentive award, and the annual incentive awards are subject to recoupment under our clawback policy.

The amount of our named executive officers’ 2020 target annual cash incentive opportunities were the same as their 2019 incentive opportunities. In setting Mr. Jabbour’s target and maximum annual cash incentive opportunities for 2020, the compensation committee considered the critical role he plays in shaping and executing on the Company’s strategic vision. Mr. Jabbour is the driving force behind our execution of our strategic vision, including organically growing our software, data and analytics businesses with urgency through selling our products to new clients, cross-selling additional services to existing clients, and innovating through the development of new solutions and refining our current offerings to provide better insight to our clients, and selectively pursuing strategic acquisitions, while maintaining an efficient cost structure to create the most value for our shareholders.

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The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

•	If threshold performance is not achieved, no incentive will be paid.

•	If threshold performance is achieved, the incentive payout will equal 50% of the executive officer’s target incentive opportunity.

•	If target performance is achieved, the incentive payout will equal 100% of the executive officer’s target incentive opportunity.

•	If maximum performance is achieved, the incentive payout will equal 200% of the executive officer’s target incentive opportunity, except for Mr. Jabbour whose 2020 maximum incentive opportunity was equal to 300% of his target incentive opportunity.

•	Between these levels, the payout is prorated.

Threshold performance levels were established to challenge our executive officers. Maximum performance levels were established to limit annual incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company.

Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and our compensation committee. In setting 2020 performance metrics, our compensation committee considered our 2020 financial plan and sales pipeline, management’s continued focus on managing risk, and prior year performance.

The 2020 financial performance metrics and weightings were consistent with the 2019 financial performance metrics and weightings: Adjusted revenues (20%), Adjusted EBITDA (20%), Adjusted EPS (20%) and new sales contract value (30%). These performance metrics are among the most important measures in evaluating the financial performance of our business, and they can have a significant effect on long-term value creation and the investment community’s expectations. In the following table, we explain how we calculate or assess the financial performance measures and why we use them.

Performance Measure	Weight	How Calculated	Reason for Use
Adjusted revenues	20%	We define Adjusted revenues as Revenues adjusted to include the revenues that we did not record during the respective period due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. We also exclude the effect of acquisitions and divestitures.	Adjusted revenues is an important measure of our performance as it reflects the execution of our growth strategy. Adjusted revenues is widely followed by the investment community.

Chart Continued ►

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Performance Measure	Weight	How Calculated	Reason for Use
Adjusted EBITDA	20%	We define Adjusted EBITDA as Net earnings attributable to Black Knight, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to (i) Depreciation and amortization; (ii) Impairment charges; (iii) Interest expense, net; (iv) Income tax expense; (v) Other (income) expense, net; (vi) Equity in (earnings) losses of unconsolidated affiliates, net of tax; (vii) (Gains) losses on sale of investments in unconsolidated affiliate, net of tax; (viii) Net earnings (losses) attributable to redeemable noncontrolling interests; (ix) deferred revenue purchase accounting adjustment; (x) equity-based compensation, including certain related payroll taxes; (xi) costs associated with debt and/or equity offerings; (xii) acquisition-related costs, including costs pursuant to purchase agreements; and (xiii) costs associated with expense reduction initiatives. We also exclude the effect of acquisitions and divestitures.	Adjusted EBITDA is an important measure of our performance as it reflects growth and operational efficiency. Adjusted EBITDA is a common basis for enterprise valuation and widely followed by the investment community.
Adjusted EPS	20%	We define Adjusted EPS as Adjusted net earnings divided by the diluted weighted average shares of common stock outstanding. Adjusted net earnings is defined as Net earnings attributable to Black Knight, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to: (i) equity in (earnings) losses of unconsolidated affiliates, net of tax; (ii) (gains) losses on sale of investments in unconsolidated affiliate, net of tax; (iii) the net incremental depreciation and amortization adjustments associated with the application of purchase accounting, primarily related to the Fidelity National Financial, Inc. acquisition of a predecessor of Black Knight in January 2014; (iv) deferred revenue purchase accounting adjustment; (v) equity-based compensation, including certain related payroll taxes; (vi) costs associated with debt and/ or equity offerings; (vii) acquisition-related costs, including costs pursuant to purchase agreements; (viii) costs associated with expense reduction initiatives; (ix) costs and settlement (gains) losses associated with significant legal matters; (x) adjustment for income tax expense primarily related to the tax effect of non-GAAP adjustments; and (xi) adjustment for redeemable non-controlling interests primarily related to the effect of the non-GAAP adjustments. We also exclude the effect of acquisitions and divestitures.	Adjusted EPS is an important measure of our performance as it reflects growth and profitability as well as the effectiveness of our capital allocation. Adjusted EPS is widely followed by the investment community.
New Sales Contract Value	30%	We define new sales total contract value as (1) the aggregation of all monthly charges, excluding non-recurring professional services, expected to be received over the life of new contracts with an initial term of 18 months or greater, and (2) the incremental monthly charges as a result of the renewal of existing contracts with clients, in each case when the contract was entered into during the respective year.	New sales contract value is an important measure of our performance as it is a driver of future revenue growth. It rewards management for success at selling new products and services to our clients and gaining new clients. We believe this performance measure is a tangible indication of how well our executives’ immediate efforts will grow Adjusted revenues, Adjusted EBITDA and Adjusted EPS in future years.

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Adjusted revenues, Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures that we believe are useful to investors in evaluating our overall financial performance. We believe these measures provide useful information about operating results and profitability, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

Final calculations of our achievement of the performance measures are subject to adjustment for acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations. These adjustments encourage our executives to focus on achieving strong financial performance and efficient operation of our continuing businesses during the year to achieve the performance measures. The adjustments also ensure that the achievement of the performance measures, as determined by the compensation committee at the end of the performance period, correlate with the budget and thereby serve as barometers of management’s performance in growing our business, obtaining new clients, and operating the business effectively and efficiently. The adjustments also encourage our executives to focus on the long-term benefit of acquisitions or divestitures regardless of whether they may have a positive or negative impact on our Adjusted revenues, Adjusted EBITDA or Adjusted EPS in the current year.

Despite the negative effect that COVID-19 had on the financial performance of most companies in 2020, including Black Knight, the compensation committee did not make any adjustments to performance measures that would have resulted in higher incentive-based compensation for the name executive officers.

Since 2018, our named executive officer’s annual incentives also included a qualitative risk-based performance criteria, reflecting the importance our board places on management’s actions to manage and mitigate risk across Black Knight. To emphasize the significance of information technology risk and other risks to our organization and to focus our executives on effectively managing these risks, the committee determined to once again tie 10% of our executives’ annual incentive awards to the achievement of the Company’s risk objectives for 2020. The maximum payout for achievement of the risk objectives is 100%, although the compensation committee may determine that the objective has been achieved at a level below 100%.

Set forth below are the relative percentage weights of the 2020 performance metrics, the threshold, target and maximum performance levels for each performance metric and 2020 performance results. Our compensation committee set the target levels for Adjusted revenues, Adjusted EBITDA and Adjusted EPS targets for the 2020 incentives based on our 2020 financial plan, reflecting the committee’s commitment to using rigorous goals that incentivize and reward continued growth in these important measures. For information on the ranges of possible annual incentive payments, see “—Grants of Plan Based Awards” under the column “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” Dollar amounts are in millions.

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Performance Metric	Weight	Threshold	Target	Maximum	Performance Result[1]	Payout Factor[2]
Adjusted Revenues	20%	$1,178.0	$1,202.0	$1,214.0	$1,189.1	73%
Adjusted EBITDA	20%	$581.3	$598.0	$606.4	$588.6	72%
Adjusted EPS	20%	$1.93	$2.02	$2.06	$2.10	200%
New Sales Contract Value	30%	$275.0	$325.0	$375.0	$430.9	200%
Strategic Risk Management Objectives[3]	10%	–	–	–	Achieved	100%

1.	As noted above, excludes the effect three businesses acquired in 2020. The performance result does not include adjustments for negative effects of COVID-19 on the company’s results that would have resulted in higher Payout Factors.

2.	Payout factor reflects maximum target of 200%. For Mr. Jabbour, whose maximum payout is 300%, payout factor is 73%, 72%, 300%, 300% and 100% for the performance metrics listed above.

3.	The compensation committee determined that the Company had achieved its risk management objectives based upon a report provided by our risk committee on the management of the Company’s overall risk profile and various risk-related achievements in 2020.

The table below shows each named executive officer’s 2020 target incentive opportunity, and the annual incentive amounts actually paid with respect to 2020 performance.

Name	2020 Base Salary	2020 Annual Incentive Target	2020 Incentive Pay Target	Actual Performance Multiplier	2020 Total Incentive Earned
Anthony M. Jabbour	$600,000	200%	$1,200,000	189%	$2,268,000
Joseph M. Nackashi	$600,000	150%	$900,000	139%	$1,251,000
Kirk T. Larsen	$450,000	100%	$450,000	139%	$625,000
Shelley S. Leonard	$350,000	100%	$350,000	139%	$486,000
Michael L. Gravelle	$148,000	100%	$148,000	139%	$206,000

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Long-term Equity Incentives

Performance-based Restricted Stock

We typically approve our long-term equity incentive awards during the first quarter as the compensation committee sets our compensation strategy for the year. In February 2020, we used the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the Omnibus Incentive Plan) to grant long-term incentive awards to our executive officers in the form of performance-based restricted stock. The performance-based restricted stock awards granted in 2020 vest over three years based on continued employment with us. However, in response to feedback received from our shareholders in 2019, in 2020 our compensation committee determined to include three annual performance periods for the 2020 performance-based restricted stock awards. The first 1/3 of the award will vest only if the Company achieves Adjusted EBITDA of at least $583.4 million in 2020; the second 1/3 of the award will vest only if the Company achieves Adjusted EBITDA in 2021 at least equal to the Adjusted EBITDA achieved in 2020; and the third 1/3 will vest only if the Company achieves Adjusted EBITDA in 2022 at least equal to the Adjusted EBITDA achieved in 2021. If we do not achieve the performance metric in any year, the portion of the award that was subject to achievement of that metric will be forfeited. In other words, there is no “catch-up” to allow a portion of an award to vest in a subsequent year if we fail to achieve the performance metric applicable to that year. We achieved Adjusted EBITDA of $588.6 million for the fiscal year 2020 performance period, including adjustments to exclude the effect of three businesses acquired during 2020.

In setting the performance target for our long-term incentive awards, our compensation committee seeks to set a goal for our executives that requires them to achieve results that are better than the prior year. However, due to the importance of these awards in the retention of our executives and the design of our long-term incentives so that the entire award is forfeited if the performance target is not achieved, the committee does not set the performance target at a level that it considers to be a stretch for our executives. The committee’s approach in this respect is different than its approach in setting the goals for our annual cash-based incentive, where the committee sets the minimum, target and maximum performance targets at levels that are intended to drive superior performance by our executives.

The awards were designed with a primary objective of creating a long-term retention incentive, the value of which is tied to our stock price performance, and a secondary objective of requiring that management achieve Adjusted EBITDA results during each year of the award that are equal to or better than the prior year performance.

We selected Adjusted EBITDA because it is one of the most important measures in evaluating the combination of growth and operational efficiency. It also reflects our ability to convert revenue into operating profits for shareholders and our progress toward achieving our long-term strategy. It is a key measure used by investors and has a significant effect on our long-term stock price.

For our performance-based restricted stock, Adjusted EBITDA is calculated as noted above under “Annual Performance-based Cash Incentive.” Final calculations of our achievement of the performance measures are subject to adjustment for acquisitions, divestitures,

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major restructuring charges, and non-budgeted discontinued operations. We make these adjustments for the same reasons described above under “Annual Performance-based Cash Incentive.” We did not make any adjustments to the final calculations related to the impact of the COVID-19 pandemic on our financial results.

To the extent we were to pay dividends on our shares, credit for such dividends would be provided on unvested shares, but payment of those dividends would be subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited. We have not paid any cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future.

Optimal Blue Profits Interest Awards

Black Knight, together with minority investors Cannae and THL, completed the acquisition of Optimal Blue on September 15, 2020 for an enterprise value of $1.8 billion, and combined that business with our Compass Analytics business. As a result, we now offer the leading Product, Pricing and Eligibility (PPE) engine, as well as the premier hedging capability in the industry. Optimal Blue represents the largest acquisition in our history and is strategically significant to our long-term growth plan and our ability to create value for our shareholders. Its growth and long-term value will be critical to Black Knight’s overall growth and the value we are able to create for our shareholders as it creates new revenue opportunities for cross-selling to our existing clients and to forge relationships with new clients looking to utilize the PPE engine.

Due to the strategic importance of the successful execution of our growth strategy for Optimal Blue, the compensation committee determined it was important that the interests of our executives with the most ability to impact our execution of that strategy be tied directly to the growth of Optimal Blue. In order to create a strong link between our executives’ interests and Optimal Blue’s long-term performance and growth, the committee granted equity incentives known as profits interests in Optimal Blue to Messrs. Jabbour, Nackashi and Larsen.

The profits interest awards are in the form of restricted Class B units of Optimal Blue. Optimal Blue is organized as a limited liability company and is taxed as a partnership under U.S. federal income tax laws. The Class B units are intended to qualify as profits interests for U.S. federal income tax purposes. The profits interests are equity interests in Optimal Blue, but have value only following achievement of a specified equity threshold, or hurdle amount. The hurdle amount equals the value of the company on the date the awards are granted. Due to the proximity of the grants of profits interest awards to the closing of our acquisition of Optimal Blue in September 2020, the hurdle amount for the Optimal Blue profits interests granted to Messrs. Jabbour, Nackashi and Larsen is $1.445 billion, which is based on the equity value of Optimal Blue at the time of acquisition. Thus, similar to a stock option, the Optimal Blue profits interest awards only have value to the extent the equity value of Optimal Blue increases above $1.445 billion. The committee also linked the Optimal Blue profits interest awards to our retention goals by providing that the profits interests vest 100% on the third anniversary of grant, subject to continued service. The Optimal Blue profits interests are subject to the terms and conditions of the Optimal Blue 2020 Incentive Plan and the limited liability company operating agreement.

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We Promote Long-term Stock Ownership for our Executives

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and thereby align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2020 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions (excluding shares withheld in satisfaction of tax withholding obligations) until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the “Security Ownership of Management and Directors” table above. The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Chairman and Chief Executive Officer	7 × annual cash retainer/base salary
Other Executive Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Our named executive officers and our board of directors maintain significant long-term investments in our company. As of December 31, 2020, each of our named executive officers and non-employee directors holdings of our stock significantly exceeded these stock ownership guidelines as of December 31, 2020, other than Ms. Shanik who joined our board in December 2019 and Ms. Burke who joined our board in October 2020. Collectively, as reported in the table “Security Ownership of Management and Directors,” our named executive officers and directors beneficially own an aggregate of 4,974,219 shares of our common stock as of April 19, 2021, which represents 3% of our outstanding common stock with a value of approximately $364 million based on the closing price of our common stock of $73.11 on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

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401(k) Plan. Our domestic employees, including our named executive officers, have the opportunity to participate in the Black Knight 401(k) Profit Sharing Plan, or 401(k) Plan, our defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Our 401(k) Plan contained a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees could contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $19,500 in 2020.

A participant could receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs proportionally each year over the first three years based on continued employment.

Employee Stock Purchase Plan. We maintain an employee stock purchase plan, or ESPP, through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants in the ESPP may deduct up to 15% of their after-tax base pay. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters if the participant has held the shares purchased in the quarter to which the matching contribution relates for at least one year. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

For information regarding the matching contributions made to our named executive officers in 2020 see “—Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

Deferred Compensation Plan. Our named executive officers are eligible to defer receipt of their compensation under the Black Knight Deferred Compensation Plan. None of our named executive officers have deferred any compensation under the Black Knight Deferred Compensation Plan.

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees. We provide all our employees, including our named executive officers, with basic life insurance and the option for additional life insurance. The taxable portion of the premiums on this additional life insurance for our named executive officers is reflected under “—Summary Compensation Table” under the column “All Other Compensation” and related footnote.

Other Benefits. We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2020 can be found in the “— Summary Compensation Table” under the column “All Other Compensation” and the related footnote.

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Employment and Other Agreements and Post-Termination Compensation and Benefits

We are party to employment agreements with our named executive officers. These agreements provide us and the named executive officers with certain rights and obligations following a termination of employment or other non-employee services, as applicable. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the named executive officers in the event of certain termination events. For a discussion of the material terms of these agreements, see the narrative following “—Grants of Plan Based Awards” and “—Potential Parachute Payments Upon Termination or Change in Control.”

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual cash incentives, our Omnibus Incentive Plan, the Optimal Blue 2020 Incentive Plan and approving individual grants and awards under those plans for our named executive officers.

In connection with our 2020 executive compensation programs, the independent compensation consultant Strategic Compensation Group (SCG) conducted an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. SCG was selected, and its fees and terms of engagement were approved, by our compensation committee in 2019. In April 2020, the committee determined to engage Mercer as its independent compensation consultant. During their respective engagements, both SCG and Mercer reported directly to the compensation committee, received compensation only for services related to executive compensation issues. SCG did not provide any other services to us. During 2020, the Company also engaged Mercer’s Health & Benefits business to provide consulting support in conjunction with Mercer’s role as broker of record for selected employee benefits. We paid Mercer $252,094 in connection with these services in 2020. In April 2020, the compensation committee reviewed the independence of Mercer in accordance with the rules of the New York Stock Exchange regarding the independence of consultants to the compensation committee and affirmed the consultant’s independence and that no conflicts of interest existed.

Our Chairman, Mr. Foley, participated in the 2020 executive compensation process by making recommendations with respect to equity-based incentive compensation awards and Mr. Jabbour’s compensation generally. In February 2020, our Chief Executive Officer, Mr. Jabbour, made recommendations with respect to his direct reports. In addition, Colleen Haley, our Senior Vice President and Corporate Secretary, coordinated with our compensation committee members and the consultant in preparing the committee’s meeting agendas and, at the direction of the committee, assisted the independent compensation consultants in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in the consultants’ reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

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While our compensation committee carefully considers the information provided by, and the recommendations of, the independent compensation consultants and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be appropriate and competitive based upon the considerations and factors described in this section.

When determining the amount of the various compensation components that each of our named executive officers would receive, our compensation committee considered a number of important qualitative and quantitative factors including:

•	A strong focus on acquiring and retaining our customers and delivery financial value to our shareholders;

•	The named executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our Company’s performance;

•	Business environment and our business objectives and strategy;

•	The named executive officer’s ability to impact the Company’s achievement of the goals for which the compensation program was designed, including achieving the Company’s long-term financial goals and increasing shareholder value;

•	Market compensation data provided by the compensation committee’s compensation consultant, with a focus on the 50th to 75th percentiles; and

•	Other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers.

For instance, with respect to Mr. Jabbour, our compensation committee considered, as it did when structuring all of his compensation arrangements, the key role he plays in developing and implementing our short-term and long-term business strategies, the significant influence he has on the performance of our stock price, and the importance of retaining his services and continued focus and dedication. The committee also recognizes that Mr. Jabbour also serves as Chief Executive Officer of DNB.

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To assist our compensation committee, Mercer conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our Omnibus Incentive Plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all the factors described above.

For 2020, Mercer used two marketplace data sources: (1) general industry companies with revenues between $600 million and $2.4 billion and (2) compensation information for a group of companies, or the peer group. The primary factors used to select the peer group were revenue (with peer group companies’ revenue ranging from approximately 0.5 to 2 times our projected 2020 revenue, which at the time was estimated to be approximately $1.2 billion), market capitalization, EBITDA, industry focus, nature and complexity of operations, and competition for business and executive talent.

In addition to the compensation surveys, Mercer gathers compensation practices data from independent sources. That data is helpful to the compensation committee when reviewing our executive compensation practices.

The compensation committee reviews the Company’s peer group twice each year. The 2020 peer group was reviewed in October 2019 and February 2020. Companies may be removed from the peer group for reasons such as mergers and acquisitions, “going private” transactions, a material change in the business focus of a peer, or other reasons that materially change the business or results of a peer. Companies may be added to the peer group for reasons such as revenue growth (organic or due to merger or acquisition), an initial public offering, a change in business focus, or based upon our review of competitor peer groups. CoStar Group was added to the peer group for those reasons. The 2020 peer group consisted of the following 16 companies:

ANSYS, Inc.	CoStar Group
PTC Inc.	Fair Isaac Corporation
CoreLogic, Inc.	Verint Systems, Inc.
SS&C Technologies, Inc.	FleetCor Technologies, Inc.
Equifax Inc.	Verisk Analytics, Inc.
Total System Services	Jack Henry & Associates, Inc.
Euronet Worldwide, Inc.	WEX Inc.
TransUnion	MSCI Inc.

The revenue range of these companies at that time was between approximately $1.13 billion and $4.38 billion, with median revenue of $1.665 billion. This compares to our 2020 revenue estimate at that time of about $1.2 billion.

55	Black Knight, Inc.

We primarily focused on the 50th to 75th percentile of the data when considering what our named executive officers’ 2020 target total compensation levels should be.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Hedging and Pledging Policy

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Black Knight securities in margin accounts or pledging them as collateral for loans. In October 2017, our board granted an exception to our hedging and pledging policy to Mr. Foley to allow him to enter into a forward purchase transaction. In connection with his exception request, Mr. Foley indicated that he had the financial ability to settle the pledge without resort to the pledged Black Knight shares. Mr. Foley has also pledged 1,100,000 shares of his Black Knight stock.

In January 2018, Mr. Foley executed the forward purchase transaction with an unaffiliated third party, which obligated Mr. Foley to deliver to the buyer up to an aggregate of 1,000,000 shares of Black Knight common stock or, at Mr. Foley’s election, an equivalent amount of cash based on the market price for our common stock at the time of settlement. The transaction settled in ten tranches on designated dates in January 2021, with 787,146 shares delivered to the third party at an average price of $86.28 per share, and Mr. Foley retaining the remaining 212,854 shares.

The shares settled in the forward purchase transaction represent approximately 0.5% of the outstanding shares of Black Knight common stock as of April 19, 2021. Mr. Foley continues to be the beneficial owner of approximately 3.4 million shares of our common stock as of that date.

Clawback Policy

We have a policy to clawback and recover incentive-based compensation paid to our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Under the policy, in the event of such a restatement we will clawback any incentive-based compensation paid during the preceding three-year period to the extent it would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2020.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

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In general, Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. The Company’s principal executive officer and principal financial officer serving at any time during the taxable year, its three other most highly compensated executive officers employed at the end of the taxable year and any employee who was covered under Section 162(m) for any earlier tax year that began after December 31, 2016 will be covered by Section 162(m). While our compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles (GAAP).

2020 Shareholder Vote on Executive Compensation

At our 2020 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say-on-pay” vote, on the compensation of our named executive officers as disclosed in the 2019 proxy statement. A majority of our shareholders approved our “say-on-pay” proposal, with 91% of the votes cast in favor of the proposal. The compensation committee considered these results, as well as the feedback we received from investors prior to and following our 2020 annual meeting. For a description of the feedback, we received from investors and the actions we took to address the issues they identified, see the section above titled “2020 Shareholder Engagement and Response.”

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Thomas M. Hagerty (Chairman)

David K. Hunt

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EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid for the year ended December 31, 2020 to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers on December 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
Anthony M. Jabbour Chief Executive Officer	2020	600,000	13,129,954	2,268,000	63,481	16,061,435
	2019	628,846	7,500,030	1,956,000	58,551	10,143,427
	2018	533,654	16,900,040	3,237,000	11,198	20,681,892
Joseph M. Nackashi President	2020	600,000	6,200,674	1,251,000	51,800	8,103,474
	2019	600,000	3,500,032	1,137,000	51,687	5,288,719
	2018	600,000	2,649,992	946,000	46,550	4,242,542
Kirk T. Larsen Executive Vice President and Chief Financial Officer	2020	450,000	4,803,329	625,000	33,548	5,911,877
	2019	450,000	2,500,045	568,000	33,435	3,551,480
	2018	450,000	1,699,980	709,000	34,072	2,893,052
Shelley S. Leonard Chief Product and Digital Officer	2020	350,000	750,074	486,000	32,567	1,618,641
	2019	347,500	550,042	492,000	28,935	1,418,478
Michael L. Gravelle Executive Vice President and General Counsel	2020	148,000	675,014	206,000	11,487	1,040,501
	2019	148,000	510,024	187,000	11,524	856,548

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1.	Amounts are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary under our ESPP, or under our 401(k) plan.

2.	Represents the grant date fair value of performance-based restricted stock awards granted on February 18, 2020. For Messrs. Jabbour, Larsen and Nackashi, amounts also include the grant date fair value of the Optimal Blue profits interest awards. All amounts are computed in accordance with ASC Topic 718, Compensation—Stock Compensation, excluding forfeiture assumptions. See the Grants of Plan Based Awards table for details regarding the awards. Assumptions used in the calculation of these amounts are included in Footnote 17 to our Audited Consolidated Financial Statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2021.

3.	Amounts shown for 2020 represent performance-based amounts earned as annual cash incentives. Amounts shown for 2020 reflect a performance multiplier of 189% for Mr. Jabbour (whose maximum payout amount is 300%) and 139% for Messrs. Nackashi, Larsen, Gravelle and Ms. Leonard (whose maximum payout amount is 200%), consistent with our solid performance in 2020.

4.	Amounts shown for 2020 include matching contributions under our 401(k) Plan and ESPP; life insurance premiums paid by us; and personal use of corporate aircraft.

2020	Jabbour ($)	Nackashi ($)	Larsen ($)	Leonard ($)	Gravelle ($)
401(k) Matching Contributions	6,413	6,413	6,413	6,413	—
ESPP Matching Contributions	49,760	45,000	27,000	25,947	11,100
Life Insurance Premiums	207	387	135	207	387
Personal Airplane Use	7,101	—	—	—	—
Total	63,481	51,800	33,548	32,567	11,487

Grants of Plan Based Awards

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2020.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards[1]			(g) Estimated Future Payments under Equity Incentive Plan Awards Target (#)[2,3]	(h) All other stock awards: Number of Shares (#)	(i) Grant Date Fair Value of Restricted Stock Awards ($)[4]
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)
Anthony M. Jabbour	N/A	Annual Incentive Plan	600,000	1,200,000	3,600,000	—	—	—
	02/18/2020	Performance-Based Restricted Stock	—	—	—	100,121	—	7,500,064
	11/24/2020	Optimal Blue Profits Interests	—	—	—	1,330	—	5,629,890

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59	Black Knight, Inc.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards[1]			(g) Estimated Future Payments under Equity Incentive Plan Awards Target (#)[2,3]	(h) All other stock awards: Number of Shares (#)	(i) Grant Date Fair Value of Restricted Stock Awards ($)[4]
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)
Joseph M. Nackashi	N/A	Annual Incentive Plan	450,000	900,000	1,800,000	—	—	—
	02/18/2020	Performance-Based Restricted Stock	—	—	—	46,723	—	3,500,020
	11/24/2020	Optimal Blue Profits Interests	—	—	—	638	—	2,700,654
Kirk T. Larsen	N/A	Annual Incentive Plan	225,000	450,000	900,000	—	—	—
	02/18/2020	Performance-Based Restricted Stock	—	—	—	40,049	—	3,000,071
	11/24/2020	Optimal Blue Profits Interests	—	—	—	426	—	1,803,258
Shelley S. Leonard	N/A	Annual Incentive Plan	175,000	350,000	700,000	—	—	—
	02/18/2020	Performance-Based Restricted Stock	—	—	—	10,013	—	750,074
Michael L. Gravelle	N/A	Annual Incentive Plan	74,000	148,000	296,000	—	—	—
	02/18/2020	Performance-Based Restricted Stock	—	—	—	9,011	—	675,014

1.	Amounts reflect potential annual incentive payments for fiscal year 2020. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 300% of such target amount for Mr. Jabbour, and 200% of such target amount for Ms. Leonard and Messrs. Nackashi, Larsen and Gravelle. Target annual incentive amounts, as a percentage of base salary, for each of our named executive officers are as follows: Mr. Jabbour 200%, Mr. Nackashi 150%, Mr. Larsen 100%, Ms. Leonard 100%, and Mr. Gravelle 100%.

2.	The amounts shown as performance-based restricted stock in column (g) represent the number of shares of performance-based restricted stock granted on February 18, 2020 for all under our Omnibus Incentive Plan, which are subject to (1) time-based vesting over three years based on continued employment, and (2) our meeting an Adjusted EBITDA goal in each of 2020, 2021 and 2022 in order for the 1/3 scheduled to vest in 2021, 2022 and 2023, respectively, to vest.

3.	The amounts shown as Optimal Blue profits interests in column (g) represent the number of Class B units of Optimal Blue granted on November 24, 2020 to Messrs. Jabbour, Nackashi and Larsen under the Optimal Blue 2020 Incentive Plan. The Optimal Blue profits interest will vest in their entirety on the third anniversary of the date of grant.

4.	Represents the grant date fair value of restricted stock awards based upon a $74.91 per share grant date fair value for the awards granted on February 18, 2020. The grant date fair value of the Class B units of Optimal Blue is $4,233 per unit.

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Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers on December 31, 2020.

Name	Grant Date[1,2,3,4]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)[5]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)[5]
Anthony M. Jabbour	4/2/2018	53,305	4,709,497	—	—
	2/15/2019	95,457	8,433,626	—	—
	2/18/2020	—	—	100,121	8,845,690
Joseph M. Nackashi	2/3/2017	15,830	1,398,581	—	—
	2/9/2018	19,265	1,702,063	—	—
	2/15/2019	44,547	3,935,727	—	—
	2/18/2020	—	—	46,723	4,127,977
Kirk T. Larsen	2/3/2017	9,893	874,047	—	—
	2/9/2018	12,359	1,091,918	—	—
	2/15/2019	31,819	2,811,209	—	—
	2/18/2020	—	—	40,049	3.538,329
Shelley S. Leonard	2/3/2017	2,900	256,215	—	—
	2/9/2018	3,998	353,223	—	—
	2/15/2019	7,001	618,538	—	—
	2/18/2020	—	—	10,013	884,649
Michael L. Gravelle	2/3/2017	2,968	262,223	—	—
	2/9/2018	3,707	327,513	—	—
	2/15/2019	6,491	573,480	—	—
	2/18/2020	—	—	9,011	796,112

1.	With respect to restricted stock awards granted in 2017, the awards vest over four years, subject to (i) our achievement of Adjusted EBITDA of $464 million for the period of January 1, 2017 to December 31, 2017 (Adjusted EBITDA, as adjusted for purposes of the awards, of $506.4 million was achieved for this period), and (ii) the continued service of the award holder.

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2.	With respect to restricted stock awards granted on February 9, 2018 and Mr. Jabbour’s performance-based restricted stock award granted on April 2, 2018, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $506 million for the period of January 1, 2018 to December 31, 2018 (Adjusted EBITDA, as adjusted for purposes of the awards, of $543.5 million was achieved for this period), and (ii) the continued service of the award holder.

3.	With respect to restricted stock awards granted on February 15, 2019, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $543 million for the period of January 1, 2019 to December 31, 2019 (Adjusted EBITDA, as adjusted for purposes of the awards, of $581.5 million was achieved for this period), and (ii) the continued service of the award holder.

4.	With respect to restricted stock awards granted on February 18, 2020, the awards vest over three years, subject to (i) our achievement of Adjusted EBITDA of $583.4 million for the period January 1, 2020 to December 31, 2020 (Adjusted EBITDA, as adjusted for purposes of the awards, of $588.6 million was achieved for this period), and our achievement of an Adjusted EBITDA goal in each of 2021 and 2022 for the 1/3 of the award scheduled to vest in 2022 and 2023, respectively, to vest; and (ii) the continued service of the award holder.

5.	Market values are based on the December 31, 2020 closing price for our common stock of $88.35 per share.

Outstanding Optimal Blue Profits Interest Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding profits interest awards held by our named executive officers at December 31, 2020.

Name	Grant Date	Number of Class B Units That Have Not Vested (#)[1]	Redemption Value of Units that Have Not Vested ($)[2]
Anthony M. Jabbour	11/24/2020	1,330	60,874
Joseph M. Nackashi	11/24/2020	638	29,201
Kirk T. Larsen	11/24/2020	426	19,498

1.	Optimal Blue profits interests vest 100% on the third anniversary of the date of grant.

2.	Based on a redemption value as of December 31, 2020 of $45.77 per unit, as determined using the fair value method of accounting under GAAP.

Stock Vested

The following table sets forth information concerning each vesting of restricted stock (on an aggregated basis) during the fiscal year ended December 31, 2020 for each of the named executive officers:

	Stock Vested Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony M. Jabbour	139,412	9,148,806
Joseph M. Nackashi	57,369	3,881,482

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	Stock Vested Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kirk T. Larsen	46,998	3,178,619
Shelley S. Leonard	13,934	943,945
Michael L. Gravelle	12,572	851,694

Nonqualified Deferred Compensation

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $19,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant and may be changed on any business day.

Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A.

For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

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•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

None of our executives currently participates in the deferred compensation plan.

Employment Agreements

We are party to employment agreements with each of our named executive officers. The material terms of these agreements are summarized below. Additional information regarding post termination benefits provided under our continuing executive officer’s employment agreements can be found under “—Potential Payments Upon Termination or Change of Control” below.

Each named executive officer’s employment agreement provides that, if any payments or benefits to be paid to the executive pursuant to the terms of the employment agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code; and that if the executive does not elect to have such payments so reduced, he or she is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross up payment under his employment agreement.

Anthony M. Jabbour

We entered into an employment agreement with Mr. Jabbour, effective as of April 1, 2018, to serve as our Chief Executive Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Mr. Jabbour’s employment agreement provides that he will receive a minimum annual base salary of $750,000 (Mr. Jabbour’s base salary was reduced to $600,000 in 2019, with his consent, in recognition of his role as Chief Executive Officer of DNB), and is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Jabbour’s target bonus is set at 200% of his base salary, with a maximum of up to 300% of his target bonus. Mr. Jabbour’s employment agreement

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also provides that, in the event the Company is sold during the employment term and/or outperforms its financial projections in any calendar year, he shall be eligible to receive a discretionary bonus in an amount determined by the compensation committee. Mr. Jabbour is entitled to the benefits we provide to our other employees generally.

Mr. Jabbour’s employment agreement also provides that, upon his appointment as Chief Executive Officer he would receive the following two equity incentive awards under our Omnibus Incentive Plan: (i) as part of our annual equity incentive program, a restricted stock award with a grant date fair value of $7.5 million, which vests in one-third increments over three years based on the grant date anniversary, subject to the achievement of performance criteria; and (ii) a one-time time-based restricted stock award with a grant date fair value of $9.4 million that vested as follows: $2.3 million on November 1, 2018, $5.3 million on July 1, 2019, and $1.8 million on July 1, 2020.

Joseph M. Nackashi

We entered into a three-year amended and restated employment agreement with Mr. Nackashi, effective July 17, 2017, to serve as our President, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Nackashi’s minimum annual base salary is $600,000, and Mr. Nackashi is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Nackashi’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Nackashi is entitled to the benefits we provide to our other employees generally.

Kirk T. Larsen

We entered into an amended and restated employment agreement with Mr. Larsen, effective April 23, 2015, as amended on March 17, 2016 and March 17, 2019. As amended, the employment agreement provides that Mr. Larsen will serve as our Chief Financial Officer for a three-year term, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Larsen’s minimum annual base salary is $435,000 and Mr. Larsen is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Larsen’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Larsen is entitled to the benefits we provide to our other employees generally.

Shelley S. Leonard

We entered into an amended and restated employment agreement with Ms. Leonard, effective April 8, 2013. The agreement provides for a two-year term, with automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Ms. Leonard’s minimum annual base salary is $300,000 and Ms. Leonard is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. The agreement provides that Ms. Leonard’s target and maximum annual incentive opportunity will be designated on an

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annual basis by the Company, provided that if no such opportunity is set by March 15th of any year, then Ms. Leonard’s annual bonus opportunity for that year will be not less than her target annual incentive opportunity for the preceding year. Ms. Leonard is entitled to the benefits we provide to our other employees generally.

Michael L. Gravelle

We entered into an amended and restated employment agreement with Mr. Gravelle, effective March 1, 2015, as amended on April 30, 2016 and November 1, 2019, to serve as our Executive Vice President and General Counsel. As amended, the agreement provides for a three-year term with automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Gravelle is eligible for an annual incentive bonus opportunity, with amounts payable depending on performance relative to targeted results. Mr. Gravelle’s target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Gravelle is entitled to the benefits we provide to our other employees generally.

Potential Payments Upon Termination or Change of Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change of control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable with respect to our continuing named executive officers, which includes Mr. Jabbour, Mr. Nackashi, Mr. Larsen, Ms. Leonard and Mr. Gravelle, their employment agreements if their employment had terminated on December 31, 2020.

For any termination of employment, our named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Potential Payments upon Termination of Service

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change of control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable with respect to our continuing named executive officers, which includes Mr. Jabbour, Mr. Nackashi, Mr. Larsen, Ms. Leonard and Mr. Gravelle, their employment agreements if their employment had terminated on December 31, 2020.

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For any termination of employment, our named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability	For Cause or Without Good Reason	Change of Control
Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)	✓	✓	✓	X
Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination1	✓	✓	X	X
Lump Sum Payment equal to a percentage, of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs[2]	✓	X	X	X
Right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums[3,4]	✓	X	X	X
COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments[3,4]	✓	X	X	X
Vesting of all stock option, restricted stock and other equity-based incentive awards, unless the equity incentive awards are based upon satisfaction of performance criteria and not based solely on the passage of time, which vest pursuant to the terms of the award[5]	✓	✓	X	X

1.	The prorated annual bonus is based on the following:

•	In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

•	In the event of a termination for death or disability, the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) for Mr. Jabbour and Ms. Leonard, the fraction of the year the executive was employed, and for Messrs. Nackashi, Larsen and Gravelle, based on the amount of their respective accrued annual bonuses as contained on the internal books of the Company for the month in which the termination occurs.

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2.	The percentage for the lump sum payment for each executive is as follows: Mr. Jabbour 250%, Messrs. Nackashi, Larsen and Mr. Gravelle 200%. Ms. Leonard’s employment agreement does not provide for a lump sum payment. Instead, Ms. Leonard would receive an amount equal to 200% of her base salary, payable over 12 months in accordance with the Company’s standard payroll policies.

3.	Mr. Nackashi’s employment agreement does not include this provision with respect to a termination without Cause or by Mr. Nackashi for Good Reason.

4.	In the case of a termination without Cause or by Ms. Leonard for Good Reason, her employment agreement (i) does not include the provision with respect to conversion of life insurance policies and a related lump sum payment, and (ii) provides that she will receive a lump sum payment equal to 12 monthly COBRA premium payments.

5.	Only Mr. Jabbour’s and Ms. Leonard’s employment agreements provide for vesting of equity incentive awards in the event of a termination without Cause or by the executive for Good Reason. Ms. Leonard is not entitled to vesting of equity awards in the event of a termination due to death or disability, but instead, those awards would partially vest in accordance with their terms.

Definition: Cause. The table below shows the reasons that the Company may terminate each named executive officer’s employment for “Cause.”

Definition of “Cause” includes:	Jabbour	Nackashi	Larsen	Leonard	Gravelle
Persistent failure to perform duties consistent with a commercially reasonable standard of care	✓	✓	✓	✓	✓
Willful neglect of duties	✓	✓	✓	✓	✓
Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude[1]	✓	✓	✓	✓	✓
Material breach of the employment agreement	✓	✓	✓	✓	✓
Impeding or failing to materially cooperate with an investigation authorized by our board of directors	✓	✓	✓	✓	✓
Material breach of the Company’s business policies, accounting practices or standards of ethics	✓	✓	✓	X	✓
Material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant	✓	✓	✓	X	✓

1.	Ms. Leonard’s employment agreement does not include a conviction of, or pleading nolo contendere to, criminal or other illegal activities involving moral turpitude in the definition of “Cause.”

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Definition: Good Reason. The following table shows for each of the named executive officers the reasons that each executive may terminate his employment for “Good Reason.”

Definition of “Good Reason” includes:	Jabbour	Nackashi	Larsen	Leonard	Gravelle
Material change in the geographic location of the executive’s principal working location	✓	✓	✓	✓	✓
Material diminution of the executive’s title, base salary or annual bonus opportunity	✓	✓	✓	✓	✓
Material breach of any of our obligations under the employment agreement	✓	✓	✓	✓	✓

Potential Payments under Omnibus Incentive Plan

In addition to the post termination rights and obligations set forth in the employment and award agreements, our Omnibus Incentive Plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control.

Under our Omnibus Incentive Plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For our 2020 performance-based restricted stock awards, our compensation committee approved changes to our executives’ award agreements to provide that the award will vest in connection with a change in control only if their employment with the Company is terminated in the six months preceding, or at any time following the change in control that is prior the vesting of the award.

For purposes of our Omnibus Incentive Plan, the term “change in control” is defined as the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•	A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

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Potential Payments Under Optimal Blue 2020 Incentive Plan

In addition, Messrs. Jabbour, Nackashi and Larsen may be entitled to receive potential acceleration of vesting in connection with a sale of Optimal Blue under the Optimal Blue 2020 Incentive Plan. According to their profits interest award agreements, 100% of the Class B units granted to Messrs. Jabbour, Nackashi and Larsen will become vested upon the consummation of a sale of Optimal Blue.

A sale of Optimal Blue for purposes of the Optimal Blue 2020 Incentive Plan generally means the consummation of a transaction or in a series of related transactions with any other person on an arm’s-length basis other than an affiliate of Cannae or THL, pursuant to which such party or parties:

•	acquire (whether by merger, Unit purchase, recapitalization, reorganization, redemption, issuance of Units or otherwise) more than 50% of the voting units of Optimal Blue, or

•	acquire assets constituting all or substantially all of the assets of Optimal Blue and its subsidiaries on a consolidated basis.

Changing the form of organization or the organizational structure of Optimal Blue or its subsidiaries, contributing securities to entities controlled by Optimal Blue and a public offering of Optimal Blue do not constitute a sale of Optimal Blue.

Potential Payments Upon Change of Control

None of our named executive officers’ agreements provide for a payment or a benefit upon a change of control without termination.

Estimated Cash Payments Upon Termination of Employment

The following table includes the cash severance amounts that would have been payable to each named executive officer in the event of a termination of employment by us not for cause or a termination by the executive for good reason. Our estimate of the cash severance amounts that would be provided to each individual assumes that their employment terminated on December 31, 2020. The severance amounts do not include a prorated 2020 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred.

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Reason for Termination Payment:	Jabbour	Nackashi	Larsen	Leonard	Gravelle
Termination by Company Without Cause	$4,562,660	$3,000,000	$1,841,992	$755,240	$592,198
Termination by Employee for Good Reason	$4,562,660	$3,000,000	$1,841,992	$755,240	$592,198
Death	—	—	—	—	—
Disability	—	—	—	—	—

Estimated Equity Payments upon Termination of Employment or Change in Control

The table below includes the estimated values of the Black Knight restricted stock awards held by our named executive officers that would vest upon a change of control, upon the termination of their employment due to death or disability or, in the cases of Mr. Jabbour and Ms. Leonard, by us without cause or by the executive or director for good reason, in each case assuming such event occurred on December 31, 2020. The amounts below were determined based upon the number of unvested restricted shares held by each executive as of December 31, 2020 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $88.35 per share, which was the closing price of our common stock on December 31, 2020.

Estimated Value of Restricted Stock Awards that Would Vest	Jabbour	Nackashi	Larsen	Leonard	Gravelle
Termination Without Cause or by Executive for Good Reason	$21,988,813	—	—	$2,112,625	—
Death	$21,988,813	$11,164,348	$8,315,502	$1,011,519	$1,959,338
Disability	$21,988,813	$11,164,348	$8,315,502	$1,011,519	$1,959,338
Change in Control	$13,143,122	$7,036,371	$4,777,173	$1,227,977	$1,163,216

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Thomas M. Hagerty (Chair) and David K. Hunt. For the period between January 1, 2020 until July 20, 2020, Richard N. Massey served as Chair of our compensation committee. During 2020, no member of the compensation committee was a former or current officer or employee of Black Knight or any of its subsidiaries. In addition, during 2020, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

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Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees including our named executive officers and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-executive, sales commission and performance-based restricted stock award incentive programs and the internal controls and risk mitigation processes that are in place for each program. We also reviewed data compiled across our Software Solutions, Data and Analytics and corporate operations relative to Adjusted revenues, Adjusted EBITDA, compensation expense and incentive program expenses (including as a percentage of both Adjusted revenues and compensation expense).

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by our compensation committee’s review and approval of the awards and internal and external review of our financial results. We also believe that our use of restricted stock awards, profits interests units and multi-year vesting schedules in our long-term incentive awards, as well as our executive stock ownership guidelines that strongly promote long-term stock ownership, encourage recipients to deliver incremental value to our shareholders and align their interests with our sustainable long-term performance, thereby mitigating risk.

2020 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2020, which we refer to as our CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2020 was 189 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, determined as described above, was $16,061,435; and

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•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $84,935.

If Mr. Jabbour’s annual total compensation is adjusted to exclude the one-time Optimal Blue profits interest award he received on November 24, 2020 with a grant date fair value of $5.6 million, the ratio of his annual total compensation to the median of the annual total compensation of all employees for 2020 would be 123 to 1, based on adjusted annual total compensation to Mr. Jabbour of $10,431,545.

We believe this ratio presents a normalized view of the ratio of Mr. Jabbour’s annual total compensation to the median of the annual total compensation of all employees because Mr. Jabbour’s Optimal Blue profits interest award was a one-time award granted to him for increasing the equity value of Optimal Blue.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population. We determined that, as of November 30, 2020, the date we selected to identify the median employee, our total global employee population consisted of approximately 5,700 individuals.

Compensation Measure Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances paid through November 30, 2020 as the compensation measure.

•	We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2020 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•	We did not make any cost-of-living adjustments in identifying the median employee.

•	Using this methodology, we estimated that the median employee was an employee with base salary/wages and overtime pay plus actual annual bonuses and allowances paid for the year ended December 31, 2020 of $84,935.

Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $84,935.

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Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Jabbour in the “Total” column for 2020 in the Summary Compensation Table included in this proxy statement.

Director Compensation

Mr. Jabbour receives no additional compensation for services as a director. In 2020, all non-executive directors other than Mr. Foley, who is compensated pursuant to his director services agreement described below, received an annual retainer of $75,000, payable quarterly. We eliminated board meeting fees in 2019. The chairman and each member of the audit committee received an additional annual retainer (payable in quarterly installments) of $40,000 and $30,000, respectively, for their service on the Audit Committee. The chairmen and each member of the Compensation, Corporate Governance and Nominating, and Risk Committees received an additional annual retainer (payable in quarterly installments) of $21,000 and $16,000, respectively, for their service on such committees. In addition, in 2020, Messrs. Hagerty, Hunt, Massey, Rao, Rood and Ms. Shanik each received a restricted stock award of 1,669 restricted shares. In addition, in accordance with board compensation policy, Mr. Otting and Ms. Burke received one-time new director restricted stock awards of 761 and 1,365 shares, respectively, upon their election to the board. Due to the proximity of his election to our 2020 annual shareholder meeting, Mr. Otting also received an annual director restricted stock award of 1,533 shares. All restricted shares granted to our directors in 2020 were granted under our Omnibus Incentive Plan, vest in their entirety on the first anniversary of the date of the grant and are not subject to any performance restriction.

We also reimburse each of our directors for all reasonable out of pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs, they attend relating to their service on our board of directors.

Mr. Foley’s Director Services Agreement

William P. Foley, II plays a critical role in shaping Black Knight’s strategic vision. Mr. Foley led the team that resulted in FNF’s acquisition of LPS, a business that was struggling with legal, regulatory and reputational issues, and unlocked the value of our software, data and analytics businesses. Mr. Foley did this by separating Black Knight’s businesses from the transaction services businesses of LPS that are now part of ServiceLink Holdings, LLC, a subsidiary of FNF. He put together a leadership team to execute on his strategic vision for Black Knight, including maximizing operational efficiencies, creating a culture of cross-selling across our businesses, and accelerating innovation.

Following Mr. Jabbour’s successful transition as our Chief Executive Officer, Mr. Foley transitioned from Executive Chairman to non-executive Chairman of the Board in December 2019, and his compensation was realigned and reduced to reflect this change in his role. At that time, we entered into a director services agreement with Mr. Foley to set the terms of his compensation. In setting Mr. Foley’s compensation under the director services agreement, the compensation committee considered that, in addition to his role as Chairman of the Board, he continues to play a significant role in shaping our strategic vision and advising Mr. Jabbour and the rest of our executive team on matters relating thereto.

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Under the director services agreement, Mr. Foley is entitled to receive an annual cash retainer of not less than $500,000 (paid quarterly in arrears) and annual equity awards with a grant date fair value of not less than $500,000 upon terms consistent with the equity awards provided to our non-employee directors. Mr. Foley also continues to serve as a non-executive employee of one of our subsidiaries and, in such capacity, earns a base salary of $36,000.

Mr. Foley is no longer eligible to participate in our ESPP or to earn an annual cash incentive from Black Knight, but he remains eligible to participate in our health and welfare plans and our 401(k) and nonqualified deferred compensation plans. In addition, for security reasons our board requires that Mr. Foley use the company aircraft for all business and personal travel.

If Mr. Foley’s service is terminated by us for any reason other than for “cause” and not due to death or disability, by Mr. Foley for “good reason,” or if Mr. Foley is not nominated to run for re-election as Chairman of the Board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed from as Chairman of the board for reasons other than Cause, then he is entitled to receive:

•	any accrued obligations; and

•	immediate vesting and/or payment of all our equity awards (except performance-based awards, which vest pursuant to the terms of the awards).

Mr. Foley’s director services agreement defines “cause” to include (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute good reason (as defined below)); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute good reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty; (iv) material breach of the director services agreement; or (v) failure to materially cooperate with or impeding an investigation authorized by the Board.

The director services agreement defines “good reason” as a material diminution in his position or title or the assignment of duties to him that are materially inconsistent with his position or title; a material diminution of his annual retainer; within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in this status, authority or responsibility, (2) a material adverse change in the position to whom he reports or to his service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom he reports; our material breach of any of our obligations under the director services agreement; or election of a new director to the board of directors who Mr. Foley did not consent to or vote for.

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Mr. Foley’s director services agreement defines a “change of control” to include (1) an acquisition by an individual, entity or group of more than 50% of our voting power; (2) a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger; (3) a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger; (4) during any period of two consecutive years during the employment term, a change in the majority of our board of directors, unless the changes are approved by 2/3 of the directors then in office; (5) a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (i) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (ii) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or (6) our shareholders’ approval of a plan or proposal for the liquidation or dissolution of our Company.

2020 Director Compensation

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
Catherine L. Burke	13,247	125,089	–	138,336
William P. Foley, II	500,000	500,024	492,979	1,493,003
Thomas M. Hagerty	112,000	125,025	–	237,025
David K. Hunt	129,663	125,025	–	254,688
Richard N. Massey*	65,631	125,025	–	190,656
Joseph M. Otting	56,601	185,029	–	241,630
Ganesh B. Rao	91,000	125,025	–	216,025
John D. Rood	126,000	125,025	–	251,025
Nancy L. Shanik	101,456	125,025	–	226,481

* Mr. Massey retired from our board and all committees on which he served on July 20, 2020.

1.	Amounts include the cash portion of annual board and committee retainers earned for services as a director in 2020.

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2.	Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2020, computed in accordance with FASB ASC Topic 718. For all directors other than Ms. Burke, Mr. Foley, and Mr. Otting, these awards consisted of 1,669 restricted shares granted in February 2020. For Ms. Burke, these awards consisted of a new director award of 1,365 restricted shares granted in November 2020. For Mr. Foley, these awards consisted of 6,675 restricted shares granted in February 2020. For Mr. Otting, these awards consisted of a new director award of 761 restricted shares granted in August 2020 and an annual director award of 1,533 restricted shares granted in August 2020. All of the restricted stock awards granted in 2020 vest on the first anniversary of the grant date subject to continued service on our board. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2021. The grant date fair values of the awards granted in 2020 are based on a per share grant date fair value as follows: awards granted in February 2020 ($74.91 per share); award granted on August 11, 2020 ($78.88 per share); award granted on August 24, 2020 ($81.54 per share); and award granted in November 2020 ($91.64 per share). As of December 31, 2020, restricted stock awards outstanding for each director were as follows: Ms. Burke 1,365; Mr. Foley 242,124; Mr. Hagerty 4,993; Mr. Hunt 4,993; Mr. Otting 2,294; Mr. Rao 4,993; Mr. Rood 4,993; and Ms. Shanik 2,309.
3.	Amounts shown for Mr. Foley include his base salary as a non-executive employee of one of our subsidiaries ($36,000); 401(k) matching contributions ($6,030); health insurance fees paid by us under our executive medical plan ($50,054); and personal use of corporate aircraft ($400,895).

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) and Rule 14a 21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to continue to take actions to deliver strong results for our investors by expanding our client relationships, continuing to innovate our solutions set and pursuing new market opportunities. At the same time, our compensation committee believes it is important to discourage our executives from taking unnecessary risks.

As described in detail in our “Compensation Discussion and Analysis,” our Company takes a proactive approach to compensation governance. The compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices, and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation.

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We are also committed to hearing and responding to the views of our shareholders. In 2020, our officers met with investors on numerous occasions, both in group and one-on-one settings. The investors with whom we met in 2020 represented 10 of our top 15 shareholders, who collectively owned more than 35% of our shares as of December 31, 2020. At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate.

During May and June 2020, we reached out to our top 10 institutional investors who collectively owned approximately 56% of our outstanding shares, requesting to speak with each to discuss executive compensation and governance matters. We spoke with three of our top 10 investors and received their views on various matters, including board diversity and refreshment, as well as our executive compensation programs.

Subsequently, in the first quarter of 2021, we reached out to our 20 largest shareholders to update them on the steps we have taken to address the feedback provided through our shareholder engagement process. The principal observations identified by our shareholders in our 2020 engagement process and our positive steps to address those observations are summarized on the following page:

Observations Identified and Response:	Discussion:
OBSERVATION: Board refreshment and diversity. RESPONSE: Two highly qualified directors elected to our board in 2020, including one female.

In June 2020, Joseph M. Otting was elected to our board, and he was appointed Chairman of our audit committee in July 2020. Mr. Otting brings strong financial expertise, as well as significant industry and regulatory experience.

Subsequently, in October 2020, Catherine L. Burke was elected to our board and was appointed to the governance committee in February 2021. Ms. Burke diversifies the talent set on our board through her extensive leadership experience in marketing, communications strategy and execution.

Mr. Otting and Ms. Burke are both independent and neither have any prior relationship with our Chairman Bill Foley. For additional information about Mr. Otting and Ms. Burke, please see “Certain Information about our Directors.”

OBSERVATION:

Single-trigger vesting of executive restricted stock awards upon a change in control.

RESPONSE:

2020 performance-based restricted stock awards include double-trigger vesting provisions upon a change in control.

For our 2020 performance-based restricted stock awards, our compensation committee approved changes to our executives’ award agreements to require that their awards will vest in connection with a change in control only if their employment with the Company is terminated in the six months preceding, or at any time following the change in control that is prior to the vesting of the award.

Chart Continued ►

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Observations Identified and Response:	Discussion:

OBSERVATION:

Performance period for restricted stock awards is only one year.

RESPONSE:

2020 performance-based restricted stock awards include three performance periods: Fiscal years 2020, 2021 and 2022.

Our 2020 performance-based restricted stock awards vest ratably on each of the first three anniversaries of the date of grant, subject to the achievement of applicable performance-based restrictions. For our 2020 awards:

•      The first 1/3 of the award will vest only if the Company achieves Adjusted EBITDA of at least $583.4 million in 2020

•     The second 1/3 of the award will vest only if the Company achieves Adjusted EBITDA in 2021 at least equal to the Adjusted EBITDA achieved in 2020

•     The third 1/3 will vest only if the Company achieves Adjusted EBITDA in 2022 at least equal to the Adjusted EBITDA achieved in 2021

If we do not achieve the performance metric in any year, the portion of the award that was subject to achievement of that metric will be forfeited. In other words, there is no “catch-up” to allow a portion of an award to vest in a subsequent year if we fail to achieve the performance metric applicable to that year.

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information about KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders.

If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC’s rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2021 fiscal year. KPMG LLP has continuously acted as the independent registered public accounting firm for the Company and our predecessors commencing with the fiscal year ended December 31, 2007.

For services rendered to us during or in connection with our years ended December 31, 2020 and 2019, we were billed the following fees by KPMG LLP:

Black Knight, Inc.	80

	2020	2019
	(In thousands)
Audit Fees	$2,045	$1,457
Audit Related Fees	$703	$622
Tax Fees	$259	$179
All Other Fees	$90	–

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2020 and 2019 consolidated financial statements, and audits of the Company’s subsidiaries required for regulatory reporting and contractual purposes, including billings for out of pocket expenses incurred.

Audit Related Fees. Audit related fees consisted principally of fees for Service Organization Control (SOC) Attestations, including billings for out of pocket expenses incurred.

Tax Fees. Tax fees consisted of tax compliance and consulting services.

All Other Services. All other fees consisted principally of SOC diagnostic services.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee.

Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR.

81	Black Knight, Inc.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class. Percentages in the table reflect the percent of common shares held by each shareholder.

Name	Shares Beneficially Owned[1]	Percent of Total Class[2]
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	17,689,848	11.3%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	14,236,350	9.1%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	13,900,734	8.9%
Principal Global Investors, LLC 801 Grand Avenue, Des Moines, IA 50392	8,772,969	5.6%
Fidelity Management & Research, LLC 245 Summer Street, Boston, MA 02210	8,651,210	5.5%

1.	Amounts are based on information publicly filed with the SEC as of December 31, 2020.

2.	Applicable percentages based on 156,614,664 shares of our common stock outstanding as of April 19, 2021.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	All of our executive officers and directors as a group.

Percentages in the following table reflect the percent of our common shares outstanding as of April 19, 2021. The mailing address of each director and executive officer shown in the table below is c/o Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Black Knight, Inc.	82

Name	Number of Shares	Percent of Shares[1]
Catherine L. Burke	1,365	*
William P. Foley, II2	3,398,127	2.2%
Michael L. Gravelle	89,745	*
Thomas M. Hagerty	14,501	*
David K. Hunt	60,458	*
Anthony M. Jabbour[3]	574,014	*
Kirk T. Larsen4	431,364	*
Shelley S. Leonard	42,871	*
Joseph M. Nackashi	260,653	*
Joseph M. Otting[5]	7,899	*
Ganesh B. Rao	14,501	*
John D. Rood	76,092	*
Nancy L. Shanik	2,629	*
All directors and officers (14 persons)	4,997,766	3.2%

* Represents less than 1% of our common stock.

1.	Applicable percentages based on 156,614,664 shares of our common stock outstanding as of April 19, 2021.
2.	Includes 1,100,000 pledged shares.
3.	Includes 75,100 shares of our common stock held by Anthony M. Jabbour 2021 Grantor Retained Annuity Trust and 61,797 shares of our common stock held by the Anthony M. Jabbour Living Trust.
4.	Includes 154,895 shares of our common stock held by the Kirk Larsen Revocable Trust.
5.	Includes 5,605 shares of our common stock held by the Otting Family Trust.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2020 about our common stock which may be issued under our equity compensation plans:

83	Black Knight, Inc.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)[1]
Equity compensation plans approved by security holders	—	—	7,048,904
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	7,048,904

1.	In addition to being available for future issuance upon exercise of options and stock appreciation rights, under the Omnibus Incentive Plan, shares of our common stock may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other equity-based awards.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Investment in Dun & Bradstreet Holdings, Inc. and Related Agreements

On February 8, 2019, an investment consortium completed the acquisition of The Dun & Bradstreet Corporation (the DNB Take-Private Transaction). We invested $375.0 million as part of this transaction for an economic ownership in DNB of approximately 18% through our limited partnership interest in Star Parent, L.P., the parent of DNB. Following the DNB Take-Private Transaction, DNB was a privately held company. Concurrent with the closing of this transaction, our Chairman William P. Foley, II began serving as Chairman of DNB, and our Chief Executive Officer Anthony M. Jabbour also began serving as CEO of DNB. Four of our directors, including Mr. Foley and Mr. Jabbour, also serve on the board of directors of DNB. Subsequently, on July 1, 2019, we invested an additional $17.6 million in Star Parent in exchange for our pro-rata share of additional limited partner interests issued by Star Parent related to DNB’s acquisition of Lattice Engines, Inc.

On July 6, 2020, DNB closed its initial public offering (the DNB IPO) and we invested $100.0 million in DNB through a private placement. In connection with the closing of the DNB IPO and the DNB private placement, our limited partner interests in Star Parent, L.P. were exchanged for 54.8 million shares of DNB common stock (the “DNB Investment”), which represented ownership of 13.0% of DNB as of December 31, 2020. As of December 31, 2020, DNB’s closing share price was $24.90 and the fair value of our investment in DNB was $1,365.8 million before tax.

Black Knight, Inc.	84

DNB Letter Agreement

In connection with the DNB IPO, we entered into a letter agreement with the other members of the investment consortium, including Bilcar, LLC, Cannae and THL. Pursuant to the letter agreement, we have agreed for a period of three years to vote all of our shares as a group in all matters related to the election of directors, including to elect five individuals to the DNB board of directors, including Messrs. Foley, Chu, Massey, Hagerty and Rao.

Registration Rights Agreement

In connection with the DNB IPO, we entered into a registration rights agreement with DNB and the other members of the investment consortium, including Bilcar, LLC, Cannae and THL. Pursuant to the registration rights agreement, we have the right to demand that DNB register the DNB shares of common stock that we own. The registration rights agreement also provides piggyback registration rights, subject to certain exceptions.

Investment in Optimal Blue

On July 26, 2020, we entered into a definitive equity purchase agreement with affiliates of private equity firm GTCR, LLC, to purchase Optimal Blue, LLC and certain affiliates (Optimal Blue), a leading provider of secondary market solutions and actionable data services. We also entered into forward purchase agreements with Cannae and affiliates of THL (collectively, the FPAs), whereby Cannae and affiliates of THL agreed to each acquire 20% of the equity interests of a newly formed entity, Optimal Blue Holdco, LLC (Optimal Blue Holdco), for a purchase price of $289.0 million. Optimal Blue Holdco was formed for the purpose of acquiring Optimal Blue and certain affiliates.

On September 15, 2020, we completed the transactions contemplated by the equity purchase agreement and completed the acquisition of Optimal Blue. In connection with the acquisition of Optimal Blue, we contributed $762.0 million in cash and our Compass Analytics business to Optimal Blue Holdco. As of December 31, 2020, we own 60% of Optimal Blue Holdco, and Cannae and THL each own 20% of Optimal Blue Holdco.

Trasimene Services Agreement

During the year ended December 31, 2020, we entered into a non-exclusive advisory services agreement (the Services Agreement) with Trasimene Capital Management, LLC (Trasimene) for services that may include evaluating, negotiating and closing various acquisition, financing and strategic corporate transactions. Transaction fees for services provided are primarily based on the size of the transaction and do not exceed market rates. Trasimene is considered a related party because our Chairman Mr. Foley owns a controlling interest in Trasimene. During the year ended December 31, 2020, we paid Trasimene fees of $8.3 million under the Services Agreement primarily related to our acquisition of Optimal Blue.

Audit Committee Approval

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions.

85	Black Knight, Inc.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any client, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;
•	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and
•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

Black Knight, Inc.	86

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semiannually to the audit committee for its review.

Under SEC rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction.

If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2022 must be received by the Company no later than December 29, 2021. Any other proposal that a shareholder wishes to bring before the 2022 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 29, 2021. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2022 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

87	Black Knight, Inc.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Black Knight, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Anthony M. Jabbour

Chief Executive Officer

Dated: April 28, 2021

Black Knight, Inc.	88

APPENDIX A

Non-GAAP Financial Measures

This proxy statement contains non-GAAP financial measures, including Adjusted revenues, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net earnings and Adjusted EPS. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles (GAAP). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company.

These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

BLACK KNIGHT, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (In millions) (Unaudited)

Reconciliation of Revenues to Adjusted Revenues
	2020	2019
Revenues	$1,238.5	$1,177.2
Deferred revenue purchase accounting adjustment	0.4	0.5
Adjusted revenues	$1,238.9	$1,177.7

89	Black Knight, Inc.

Reconciliation of Net Earnings to Adjusted EBITDA
	2020	2019
Net earnings	$264.1	$108.8
Depreciation and amortization	270.7	236.2
Interest expense, net	62.9	63.5
Income tax expense	41.6	41.9
Other (income) expense, net	(16.4)	1.4
Equity in (earnings) losses of unconsolidated affiliates, net of tax	(62.1)	74.0
Gain on sale of investment in unconsolidated affiliate, net of tax	(5.0)	—
Net losses attributable to redeemable noncontrolling interests	(18.3)	—

EBITDA	537.5	525.8
Deferred revenue purchase accounting adjustment	0.4	0.5
Equity-based compensation	40.6	51.7
Debt and/or equity offering expenses	0.1	—
Acquisition-related costs	26.1	3.8
Expense reduction initiatives	5.2	1.6
Adjusted EBITDA	$609.9	$583.4

Net earnings margin	19.8%	9.2%
Adjusted EBITDA margin	49.2%	49.5%

Black Knight, Inc.	90

BLACK KNIGHT, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In millions, except per share data) (Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings
	2020	2019
Net earnings attributable to Black Knight	$264.1	$108.8
Equity in (earnings) losses of unconsolidated affiliates, net of tax	(62.1)	74.0
Gain on sale of investment in unconsolidated affiliate, net of tax	(5.0)	—
Depreciation and amortization purchase accounting adjustment	135.4	97.4
Deferred revenue purchase accounting adjustment	0.4	0.5
Equity-based compensation	40.6	51.7
Debt and/or equity offering expenses	0.1	—
Acquisition-related costs	26.1	3.8
Expense reduction initiatives	5.2	1.6
Legal matters	(16.2)	1.5
Income tax expense adjustment	(43.9)	(43.9)
Redeemable noncontrolling interests adjustment	(22.4)	—
Adjusted net earnings	$322.3	$295.4

Adjusted EPS	$2.11	$1.99
Weighted average shares outstanding, diluted	152.9	148.6

91	Black Knight, Inc.

Black Knight, Inc.	92

BLACK KNIGHT®

BLACK KNIGHT, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FLORIDA 32204

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com BLACK KNIGHT, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BKI2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D53122-P54697 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BLACK KNIGHT, INC.For Withhold For All The Board of Directors recommends you vote FOR ALLAllAllExcept for proposal 1. 1. Election of seven directors to serve until the 2022 annual meeting of shareholders: Nominees: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. !!! William P. Foley, II05) Joseph M. Otting Anthony M. Jabbour06) John D. Rood Catherine L. (Katie) Burke07) Nancy L. Shanik Thomas M. Hagerty The Board of Directors recommends you vote FOR proposals 2 and 3.For Against Abstain 2.Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3.Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year. !!! !!! NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Black Knight, Inc. Meeting Information 2021 Annual Meeting of Shareholders June 16, 2021 11:00 a.m. Eastern Time www.virtualshareholdermeeting.com/BKI2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D53123-P54697 BLACK KNIGHT, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BLACK KNIGHT, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 16, 2021 The undersigned hereby appoints the Chief Executive Officer and Corporate Secretary of Black Knight, Inc. (Black Knight), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Black Knight common stock held of record by the undersigned as of April 19, 2021, at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Time, or any adjournment or postponement thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/BKI2021. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Black Knight, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side